Form 10-K405, Exhibit 13
period 2000-12-31
CERIDIAN CORP /DE/
filed 2001-04-02
CIK 1124887

                                                                   EXHIBIT 13.01

SELECTED FIVE-YEAR DATA                                                           (Dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------------------------
                                                      2000           1999           1998           1997           1996
                                                   ---------------------------------------------------------------------------
REVENUE                                            $  1,175.7      $ 1,127.0      $   967.6     $     909.7     $    789.6
------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations (1)            $     79.5      $   104.4      $   125.3     $       0.7     $     91.4
Discontinued operations
   Arbitron (2)                                          20.7           40.9           36.6            42.7           41.4
   Computing Devices International (3)                     --             --           25.4           437.0           46.4
                                                   -----------    -----------    -----------    ------------   ------------
      Total                                              20.7           40.9           62.0           479.7           87.8
                                                   -----------    -----------    -----------    ------------   ------------
Net earnings                                       $    100.2      $   145.3      $   187.3     $     480.4     $    179.2
                                                   ===========    ===========    ===========    ============   ============

------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE (4)
  BASIC
      Continuing operations                        $     0.55      $    0.72      $    0.87     $        --     $     0.58
      Net earnings                                 $     0.69      $    1.01      $    1.30     $      3.06     $     1.22
  DILUTED
      Continuing operations                        $     0.54      $    0.71      $    0.85     $        --     $     0.56
      Net earnings                                 $     0.68      $    0.98      $    1.27     $      3.01     $     1.11
SHARES USED IN CALCULATIONS (IN THOUSANDS)
  Basic                                               145,229        144,524        144,070         156,835        135,841
  Diluted                                             146,734        147,964        147,597         159,481        161,938
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Working capital                                    $    241.5      $   174.7      $   186.9     $     218.1     $     26.6
Total assets                                       $  2,088.0      $ 1,988.5      $ 1,216.9     $   1,187.5     $    935.4
Debt obligations                                   $    500.6      $   611.3      $    54.5     $       3.0     $    136.8
Stockholders' equity                               $    936.2      $   812.2      $   623.7     $     563.9     $    313.8
------------------------------------------------------------------------------------------------------------------------------
EQUITY (DEFICIT) PER COMMON SHARE                  $     6.42      $    5.61      $    4.35     $      3.81     $     1.97
Common shares outstanding at end of
   year (in thousands) (4)                            145,754        144,734        143,514         147,884        159,537
------------------------------------------------------------------------------------------------------------------------------
NUMBER OF EMPLOYEES AT END OF YEAR (5)                  9,700          9,500          8,200           6,600          6,900
------------------------------------------------------------------------------------------------------------------------------

(1) Earnings from continuing operations include unusual losses of $30.5 ($18.7 after-tax) in 2000, unusual gains of $27.7 ($24.3 after-tax) million in 1998, and in 1997 unusual losses of $302.6 (with no tax offset), consisting of asset write-downs of $199.4 and accrued exit costs of $103.2, and the recognition of a FAS 109 one-time tax benefit of $169.2 representing the future value of Ceridian's net operating losses and future tax deductions. Income tax provisions of continuing and discontinued operations for years after 1997 are not reduced by the tax benefit from utilizing net operating loss carryforwards as in 1997 and 1996. The unusual gains and losses in 2000 and 1998 and the 1997 accrued exit costs are further described in Notes B and C to the consolidated financial statements.
(2) Includes earnings, net of costs related to the spin-off, as further described in Note C to the consolidated financial statements.
(3) Includes gain from the December 1997 sale of Computing Devices International and earnings from its operations prior to the sale.
(4) All share and per share amounts reflect a 2-for-1 stock split in the form of a 100% stock dividend announced on January 20, 1999 and effective for holders of record on February 10, 1999. For further information on the calculation of earnings per share, see Note A to the consolidated financial statements.
(5)  Continuing operations only.

     THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE STATEMENTS REGARDING CERIDIAN CORPORATION CONTAINED IN THIS REPORT THAT ARE NOT HISTORICAL IN NATURE, PARTICULARLY THOSE THAT UTILIZE TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "LIKELY," "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES," OR "PLANS," OR COMPARABLE TERMINOLOGY, ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS, AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS KNOWN TO CERIDIAN THAT COULD CAUSE SUCH MATERIAL DIFFERENCES ARE IDENTIFIED AND DISCUSSED IN THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION OF THIS ANNUAL REPORT UNDER THE CAPTION "CAUTIONARY FACTORS THAT COULD AFFECT FUTURE RESULTS" AND IN THE INFORMATION STATEMENT, WHICH IS AN EXHIBIT TO CERIDIAN'S REGISTRATION STATEMENT ON FORM 10, AS AMENDED, UNDER THE HEADING "RISK FACTORS--RISKS RELATED TO THE SPIN-OFF." WE UNDERTAKE NO OBLIGATION TO CORRECT OR UPDATE ANY FORWARD LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. YOU ARE ADVISED, HOWEVER, TO CONSULT ANY FUTURE DISCLOSURES WE MAKE ON RELATED SUBJECTS IN FUTURE REPORTS TO THE SEC.