Form 10-K405, Exhibit 13
period 2000-12-31
CERIDIAN CORP /DE/
filed 2001-04-02
CIK 1124887

                                                                   EXHIBIT 13.02

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with Ceridian's consolidated financial statements and the notes related to those consolidated financial statements contained in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Ceridian's actual results could differ materially from those anticipated by the forward-looking information due to competitive factors and other factors discussed under "Cautionary Factors That Could Affect Future Results" appearing at the end of this discussion.

OVERVIEW

         On July 18, 2000, Ceridian announced its intention to separate its human resource services division and subsidiaries and Comdata subsidiaries from its media information business, Arbitron, into two independent, publicly-traded companies. The separation will be effected by a spin-off of a new entity consisting of Ceridian's human resource services division and subsidiaries and Comdata subsidiaries, as further described in Note C to the consolidated financial statements. In November 2000, Ceridian received a private letter ruling from the Internal Revenue Service that the spin-off will qualify as a tax-free distribution. In February 2001, the registration of New Ceridian Corporation under the Securities Exchange Act of 1934 became effective. On February 14, 2001, Ceridian's board of directors approved the final terms of the spin-off, which will be in the form of a tax-free dividend to shareholders of record on March 16, 2001, payable on March 30, 2001. Notwithstanding the legal form of the spin-off, because of the relative significance of the human resource services division and subsidiaries and Comdata subsidiaries to Ceridian, New Ceridian Corporation will be considered the divesting entity and treated as the "accounting successor" to Ceridian for financial reporting purposes. Therefore, Arbitron is treated as a discontinued operation in the accompanying consolidated financial statements of Ceridian. The results of Arbitron's discontinued operations include its operating results as well as costs related to the spin-off. The results of Arbitron's discontinued operations for 2000 were reduced by pre-tax charges of $55.0 million ($29.7 million after-tax), including $50.4 million for costs related to the spin-off and $4.6 million for the effect of a change in the timing of Arbitron revenue recognition. The costs related to the spin-off are further described in Note C to the consolidated financial statements.

         The comparison of Ceridian's earnings from continuing operations is significantly affected by a number of unusual events. In the first quarter of 2000, Ceridian reported as "other expense (income)" unusual losses of $30.5 million ($18.7 million after-tax) related to plans to streamline management and improve customer service and quality of operations, primarily in the human resource services division and subsidiaries, during 2000. In 1998, Ceridian reported unusual gains of $27.7 million in the fourth quarter consisting of a tax benefit of $18.5 million related to the difference between the tax and financial reporting basis in a subsidiary sold in that quarter and a gain of $9.2 million ($5.8 million after-tax) primarily from the sale of land not used in the business reflected as "other expense (income)." The unusual losses are further described in the table below and in Note C to the consolidated financial statements.

                                                                                               YEAR ENDED
                                  UNUSUAL LOSSES (RECOVERIES)                               DECEMBER 31, 2000
                                  ---------------------------                               -----------------
                                                                                          (Dollars in millions)
                Asset write-downs                                                                 $ 18.3
                Exit costs (severance, occupancy and contract terminations)                         26.4
                Litigation settlements and other legal costs (recoveries)                          (14.2)
                                                                                               -----------
                Total unusual losses reported in other expense (income)                           $ 30.5
                                                                                               ===========

         In the following tables, the amount of acquisition amortization for the period is presented separately from other selling, general and administrative expense, percentage relationships that are not meaningful are represented by "NM" and "EBIT" represents earnings before interest and taxes. The references to "HRS" relate to the human resource services division and subsidiaries of Ceridian, and references to "Other" relate to the corporate center operations of Ceridian.

RESULTS OF OPERATIONS


Comparison of Annual Periods Ended December 31, 2000, 1999 and 1998

                CONSOLIDATED STATEMENTS OF OPERATIONS HIGHLIGHTS
                  (Dollars in millions, except per share data)

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                          ------------------------
                                                                                      2000          1999          1998
                                                                                      ----          ----          ----
Revenue                                                                          $   1,175.7   $   1,127.0   $     967.6
Net earnings                                                                     $     100.2   $     145.3   $     187.3
Earnings from continuing operations                                              $      79.5   $     104.4   $     125.3
Diluted shares used in calculations (in thousands)                                   146,734       147,964       147,597
Net earnings per diluted share                                                   $      0.68   $      0.98   $      1.27
Earnings from continuing operations per diluted share                            $      0.54   $      0.71   $      0.85


         Net earnings for 2000 were $100.2 million and earnings from continuing operations were $79.5 million on revenue of $1,175.7 million. Results of the discontinued operations of Arbitron in 2000 were $20.7 million. Net earnings for 1999 were $145.3 million and earnings from continuing operations were $104.4 million on revenue of $1,127.0 million. Earnings from the discontinued operations of Arbitron in 1999 were $40.9 million. Net earnings for 1998 were $187.3 million and earnings from continuing operations were $125.3 million on revenue of $967.6 million. Results of discontinued operations of $62.0 million in 1998 included $36.6 million from the discontinued operations of Arbitron and $25.4 million of additional gain from the sale of the Computing Devices International division on December 31, 1997, due to the reduction during 1998 of estimated accruals established at the time of sale.

         On January 25, 2000, Ceridian announced that it would be taking actions to improve customer service and the quality of operations, particularly in the U.S. payroll business. The principal actions taken to achieve these objectives included decentralization of the U.S. payroll business customer service operations, termination of certain product development efforts, realignment of certain management responsibilities and consolidation of similar operations. Decentralization of U.S. payroll customer service operations involved the downsizing of staff and space usage in a centralized facility in St. Louis, Missouri and the transfer of these responsibilities to district offices. The termination of certain product development efforts required a reassessment of the recoverability of goodwill and other intangibles and capitalized development costs, which resulted in a reduction in the carrying values of those assets and staff reductions. Realignment of certain management responsibilities involved staffing changes in a number of senior management positions. The consolidation of similar operations led to staff reductions as well as the identification of excess space and furnishings and related charges for asset write-downs and future rental obligations.

         2000 COMPARED TO 1999

                      STATEMENTS OF OPERATIONS COMPARISONS
                              (Dollars in millions)

                                                                                           INCREASE
                                                                       AMOUNT             (DECREASE)       % OF REVENUE
                                                                       ------             ----------       ------------
                                                                  2000        1999        $        %       2000     1999
                                                                  ----        ----        -        -       ----     ----
Revenue                                                        $1,175.7    $1,127.0      48.7      4.3     100.0    100.0
Cost of revenue                                                   559.0       553.1       5.9      1.1      47.5     49.1
Acquisition amortization                                           48.9        34.2      14.7     42.8       4.2      3.0
Selling, general and administrative expense--other                310.4       297.9      12.5      4.2      26.4     26.4
Research and development expense                                   62.8        60.6       2.2      3.6       5.3      5.4
Other expense (income)                                             31.7        (4.4)     36.1       NM       2.7     (0.4)
Total costs and expenses                                        1,012.8       941.4      71.4      7.6      86.1     83.5
EBIT                                                              162.9       185.6     (22.7)   (12.2)     13.9     16.5
Interest income                                                     4.7         6.4      (1.7)   (26.3)      0.4      0.6
Interest expense                                                  (39.8)      (24.7)    (15.1)    60.7      (3.4)    (2.2)
Earnings before income taxes                                      127.8       167.3     (39.5)   (23.6)     10.9     14.8
Income taxes                                                       48.3        62.9     (14.6)   (23.1)      4.1      5.6
Earnings from continuing operations                              $ 79.5     $ 104.4     (24.9)   (23.8)      6.8      9.3


         CONSOLIDATED RESULTS

         The increase in consolidated revenue in 2000 compared to 1999 resulted primarily from the acquisitions of ABR Information Services, Inc. ("ABR") and Stored Value Systems, Inc. ("SVS"). A decline in the customer retention rate for payroll and tax filing during 1999 and attrition in the sales force during 2000 negatively affected HRS revenue. Signs of improvement in customer satisfaction in the U.S. payroll and tax filing business, as reflected in recent customer surveys, and significant additions to the sales force in late 2000 and early 2001 are expected to lead to higher order levels and revenue by the second half of 2001. Investment income from payroll and tax filing customer deposits increased by $16.4 million over the 1999 period. After adjustment for the SVS acquisition in March 1999 and the sales of the phone resale business in July 2000 and of two small businesses in 1999 that provided telephone debit cards and audio tapes, Comdata revenue increased by approximately 8%.

         The increase in costs and expenses from 1999 to 2000 was due in large part to the previously mentioned acquisitions, including the amortization of goodwill and other intangibles recorded as a result of these purchase transactions. Selling expense decreased by $9.9 million, primarily due to attrition of sales personnel and reduced commissions due to lower sales in HRS. General and administrative expense increased by $37.1 million of which about one-third related to increased acquisition amortization. The remainder of the increase in general and administrative expense relates to the less than full year operations in 1999 of ABR and SVS and to higher benefits and occupancy costs. Research and development expense remained at about the same level as the prior year, as 1999 efforts related to the "Year 2000" event were replaced in 2000 with product development activities. Other expense (income) for the 2000 period included the first quarter net unusual losses of $30.5 million previously mentioned.

         Interest expense increased from $24.7 million in the 1999 period to $39.8 million in 2000, largely as a result of the financing arrangements for the acquisition of ABR in June 1999. Including capitalized interest costs of $1.7 million in 1999 and $2.4 million in 2000, total interest costs amounted to $26.4 million in the 1999 period and $42.2 million in 2000, an increase of $15.8 million. Ceridian's interest bearing debt includes fixed rate borrowings, represented by the 7.25% senior notes sold in June 1999, and revolving credit facilities with floating rates in the U.S. and Canada. The weighted-average borrowings for 2000 amounted to $574.2 million compared to $381.3 million in 1999. During 2000, the fixed rate debt was reduced by the repurchase of notes with a face value of $20 million. Floating rate debt was reduced by payments of $19.6 million on the Canada facility and $75.0 million of the U.S. facility. The average interest rate on the Canada facility increased from 5.52% in 1999 to 6.14% in 2000 and on the U.S. facility from 5.71% in 1999 to 6.79% in 2000. The effective tax rate for 2000 was 37.8% compared to a rate of 37.6% for 1999.


         BUSINESS SEGMENT RESULTS

                               SEGMENT COMPARISONS
                              (Dollars in millions)

                                                                                                     INCREASE
                                                                                  AMOUNT            (DECREASE)        % OF REVENUE
                                                                                  ------            ----------        ------------
                                                                              2000       1999        $        %       2000     1999
                                                                              ----       ----        -        -       ----     ----
REVENUE
HRS                                                                        $  866.9   $  828.1      38.8      4.7      73.7     73.5
Comdata                                                                       308.8      298.9       9.9      3.3      26.3     26.5
                  Total                                                    $1,175.7   $1,127.0      48.7      4.3     100.0    100.0
EBIT
HRS                                                                        $   72.5   $  113.4     (40.9)   (36.0)      8.4     13.7
Comdata                                                                        81.3       72.2       9.1     12.6      26.3     24.2
Other                                                                           9.1         --       9.1       NM        NM       NM
                  Total                                                    $  162.9   $  185.6     (22.7)   (12.2)     13.9     16.5


Human Resource Services

         Revenue performance in HRS was adversely affected by a reduction of $25.5 million in revenue from the U.S. payroll and training services businesses. Each of these businesses experienced decreases in their customer retention rates in 1999 and lower levels of orders during 2000. In consideration of its customer retention goals for 2000, Ceridian did not implement any across-the-board U.S. payroll services price increase in 2000 as was done in early 1999. Sales of payroll software products in 2000 were limited by an extended rollout period for the enhanced Source 500 product, and attrition in the sales force during 2000 reduced both U.S. payroll product and services sales. Training services revenue declined in 2000 as major software vendors, whose software products are supported by our training, experienced reduced demand for their products. The payroll businesses in Canada and the United Kingdom reported an aggregate revenue increase of $15.0 million, while the work-life/employee assistance services business reported a small increase in revenue in this comparison. The benefits services business, acquired with ABR in June 1999, contributed substantially to the increase in HRS revenue, although this business showed a modest increase in revenue in the 2000 period that compares to the 1999 post-acquisition period. In 2000, investment income from payroll and tax filing customer deposits increased by $16.4 million over the 1999 period as average balances increased by 7.1% and the yield increased by 49 basis points to 6.07%.

         Cost of revenue increased as the effect of a full year of costs in 2000 for ABR and SVS, compared to a partial year in 1999, more than offset the effect of lower sales levels in the U.S. payroll and training businesses. The migration of existing small business payroll customers to the Powerpay product and higher depreciation also contributed to the increase. The decrease in selling expense reflects both reduced commissions due to lower sales and a reduction in personnel, primarily in U.S. payroll operations. Increased general and administrative costs relate primarily to higher acquisition and software amortization expenses and higher occupancy and benefit costs. Increased research and development expense relates primarily to product development efforts in the U.S. payroll and tax filing businesses. Other expense (income) in 2000 includes net unusual losses of $37.0 million, comprised of charges of $41.2 million, reduced by a recovery of unused accruals of $4.2 million from similar charges in 1997. The comparison of expenses is also affected by the addition of the benefit services business through the ABR acquisition in June 1999.

Comdata

         Revenue increased in 2000 compared to 1999 as revenue grew by $17.1 million in the payment services business of SVS. SVS results included two more months of operations in 2000 than in 1999. Revenue recognized in 1999 and not in 2000 due to the July 2000 sale of the phone resale business and from the sales in 1999 of two small businesses that provided telephone debit cards and audio tapes was $17.7 million. Revenue from transportation products and services, other than the phone resale business that was sold, increased despite one-time sales of "Year 2000"-related equipment upgrades in 1999. Increased fuel prices during 2000 also provided some benefit to the revenue comparison, although increased business risk due to higher customer operating costs may reduce the benefit of further increases in fuel price levels.

         Costs and expenses decreased due primarily to the elimination of costs and expenses of the businesses sold in July 2000 and 1999 as described above. Reductions in bad debt expense, telecommunications costs and salaries and benefits also contributed to the decrease. These reductions were offset in part by higher SVS costs and expenses, including additional amortization of goodwill and other intangibles related to the acquisition of the remaining interest in SVS in May 2000. Other increases to costs and expenses included a second quarter 2000 scheduled increase in contracted transaction processing costs, the cessation of payments received for transitional services provided to the buyer of a former Comdata business, and $2.6 million of unusual losses recorded in the first quarter of 2000.

Other

         Other EBIT relates to the first quarter 2000 recovery of accruals in the amount of $10.0 million from unusual losses recorded in 1997, reduced by $0.9 million of severance costs included in the first quarter 2000 unusual losses.

         1999 COMPARED TO 1998

                      STATEMENTS OF OPERATIONS COMPARISONS
                              (Dollars in millions)

                                                                                          INCREASE
                                                                      AMOUNT             (DECREASE)       % OF REVENUE
                                                                      ------             ----------       ------------
                                                                 1999        1998         $        %      1999     1998
                                                                 ----        ----         -        -      ----     ----
Revenue                                                      $1,127.0     $ 967.6      159.4     16.5     100.0    100.0
Cost of revenue                                                 553.1       478.7       74.4     15.5      49.1     49.5
Acquisition amortization                                         34.2        17.1       17.1    100.4       3.0      1.8
Selling, general and administrative expense--other              297.9       252.5       45.4     18.0      26.4     26.1
Research and development expense                                 60.6        66.1       (5.5)    (8.3)      5.4      6.8
Other expense (income)                                           (4.4)       (8.9)       4.5    (50.3)     (0.4)    (0.9)
Total costs and expenses                                        941.4       805.5      135.9     16.9      83.5     83.2
EBIT                                                            185.6       162.1       23.5     14.5      16.5     16.8
Interest income                                                   6.4        10.4       (4.0)   (38.4)      0.6      1.1
Interest expense                                                (24.7)       (4.3)     (20.4)      NM      (2.2)    (0.4)
Earnings before income taxes                                    167.3       168.2       (0.9)    (0.6)     14.8     17.4
Income taxes                                                     62.9        42.9       20.0     46.6       5.6      4.4
Earnings from continuing operations                          $  104.4     $ 125.3      (20.9)   (16.7)      9.3     13.0

         CONSOLIDATED RESULTS

         Each of Ceridian's two business segments reported increased revenue and earnings before interest and taxes. Revenue growth from acquisitions more than offset the effect of business dispositions, and the net revenue growth from these activities contributed about two-thirds of the total revenue increase. Lower than expected customer retention in the U.S. payroll and other human resource businesses and lower yields on tax filing balances adversely affected the revenue comparison. Costs directly related to revenue increased somewhat less than revenue, largely as a result of the integration of acquired businesses into existing operations. Selling, general and administrative expense increased, due principally to the acquisitions of ABR in June 1999 and LifeWorks (the work-life services business of Work/Family Directions, Inc.) in November 1998. Research and development expense decreased in total and as a percentage of revenue as a result of the disposition of Resumix, Inc. in August 1998 and declining expenditures on "Year 2000" remediation of Ceridian's internal systems beginning in the third quarter of 1999. Other expense (income) for 1998 includes a gain of $9.2 million ($5.8 million after income taxes) primarily as a result of the sale of land not used in the business. Interest income fell from $10.4 million to $6.4 million as a result of lower cash balances. Interest expense increased from $4.3 million to $24.7 million as a result of the debt incurred for the ABR acquisition in June 1999 as further described under "Financial Condition" below and in Note I to the consolidated financial statements. The effective rate for the income tax provision increased from 25.5% in 1998 to 37.6% in 1999, due to a tax benefit of $18.5 million in 1998 related to the difference between the tax and financial reporting basis in a subsidiary sold in the fourth quarter. Without regard to that tax benefit and income taxes related to the gain from the sale of land mentioned above, the effective tax rate would have increased about one percentage point, primarily due to the non-deductibility of goodwill arising from the ABR acquisition.


         BUSINESS SEGMENT RESULTS

                               SEGMENT COMPARISONS
                              (Dollars in millions)

                                                                                 INCREASE
                                                             AMOUNT             (DECREASE)       % OF REVENUE
                                                             ------             ----------       ------------
                                                         1999       1998        $        %       1999     1998
                                                         ----       ----        -        -       ----     ----
REVENUE
HRS                                                   $  828.1    $ 700.3     127.8     18.2      73.5     72.4
Comdata                                                  298.9      267.3      31.6     11.8      26.5     27.6
                  Total                               $1,127.0    $ 967.6     159.4     16.5     100.0    100.0
EBIT
HRS                                                   $  113.4    $ 100.5      12.9     12.5      13.7     14.4
Comdata                                                   72.2       52.4      19.8     37.7      24.2     19.6
Other                                                       --        9.2      (9.2)      NM        NM       NM
                  Total                               $  185.6    $ 162.1      23.5     14.5      16.5     16.8


Human Resource Services

         The revenue contributions of businesses acquired during 1999 and 1998, notably the LifeWorks work-life services business in November 1998 and ABR in June 1999, more than offset the revenue loss from the dispositions of Resumix in August 1998 and Tesseract at the end of 1998. These acquisitions and the acquisitions of two Canadian payroll businesses during the first quarter of 1998, net of the dispositions, contributed about two-thirds of the revenue increase. The increase in revenue was adversely affected by the decisions of some large customers to delay payroll system installations as a result of the "Year 2000" event. Lower yields on tax filing balances and lower than expected customer retention in the U.S. payroll and other human resource businesses, along with the effect of exchange rate changes on the Canadian dollar, adversely affected revenue growth. Increases in sales of software, payroll services, consulting services and employee assistance programs contributed to the revenue increase as did price increases in payroll services early in 1999 and 1998. Costs and expenses increased largely due to acquisitions, "Year 2000" efforts to remediate customers' software (net of recoveries), and training and implementation efforts associated with the Source 500 product and new internal operating systems.

Comdata

         Revenue increased primarily as a result of the acquisition of a majority interest in SVS in the first quarter of 1999, increased sales of product and software upgrades, and growth in the fleet services (local fueling) business. The impact of the acquisition of SVS was particularly significant in the fourth quarter of 1999, due to the seasonal nature of retail debit card sales. The sale of a telephone debit card business and an audio tape business in 1999 and the disposition of the gaming services business in January 1998 reduced 1999 revenue in comparison to 1998. The integration of accounts from First Data Corporation's NTS transportation services business that Comdata acquired in 1998 in exchange for Comdata's gaming services business into the Comdata transaction processing system reduced costs and expenses through elimination of redundant processes. Selling costs decreased primarily due to the conclusion early in the third quarter of 1998 of a customer acquisition program for the fleet services business. Increased "Year 2000" costs and increases in provisions for fleet services bad debts reduced the benefit of these cost reductions.


FINANCIAL CONDITION
                CONSOLIDATED STATEMENTS OF CASH FLOWS HIGHLIGHTS
                              (Dollars in millions)

                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                                   ------------------------
                                                                                                2000          1999        1998
                                                                                                ----          ----        ----
Operating activities                                                                             $ 269.2      $ 197.7     $ 163.7
Investing activities                                                                              (107.9)      (812.2)     (245.5)
Financing activities                                                                              (101.3)       572.0       (84.2)
                                                                                            ---------------------------------------
Net cash flows provided (used)                                                                   $  60.0      $ (42.5)    $(166.0)
                                                                                            =======================================
Cash and equivalents at end of year                                                              $ 118.5      $  58.5     $ 101.0


 RECONCILIATION OF EARNINGS TO CASH INFLOWS (OUTFLOWS) FROM OPERATING ACTIVITIES
                              (Dollars in millions)

                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                                   ------------------------
                                                                                                2000          1999         1998
                                                                                                ----          ----         ----
Earnings from continuing operations                                                              $ 79.5        $104.4      $125.3
Provision for deferred income taxes                                                                45.4          62.2        40.6
Depreciation and amortization                                                                      87.6          72.2        46.5
Impairment loss from asset write-downs                                                             18.3            --          --
Other reconciling items                                                                             2.8           3.8        (1.9)
                                                                                            ----------------------------------------
From continuing operations earnings                                                               233.6         242.6       210.5
From continuing operations working capital activities                                              10.8         (92.4)      (94.6)
                                                                                            ----------------------------------------
Operating cash flows from continuing operations                                                   244.4         150.2       115.9
From discontinued operations                                                                       24.8          47.5        47.8
                                                                                            ----------------------------------------
Cash flows provided by operating activities                                                      $269.2        $197.7      $163.7
                                                                                            ========================================

         CASH FLOWS

Cash and equivalents increased by $60.0 million to $118.5 million during 2000 as strong operating cash flows fully funded investing activities and provided funding for debt reduction. During 1999, cash and equivalents decreased by $42.5 million as investing requirements, primarily for the acquisition of ABR, reduced existing cash balances and utilized external financing. During 1998, cash and equivalents decreased by $166.0 million as proceeds remaining from the December 31, 1997 sale of Computing Devices International and operating cash flows were applied to investing activity and reduction of external debt.

         Operating cash flows increased by $71.5 million in 2000 as an improvement in cash flows from working capital items more than offset a decrease in operating cash flows from continuing operations earnings. After adjustment for noncash items included in earnings, operating cash flows from continuing operations earnings in 2000 decreased by $9.0 million from the 1999 level for reasons previously discussed under "Results of Operations." Cash flows from working capital activities for 2000 improved by $103.2 million over 1999. The principal factor in this improvement was a $33.5 million increase in Comdata drafts payable during 2000 compared to a $7.8 million decrease in the comparable 1999 period. The relationship of the period-end date and the timing of weekly draft clearing operations significantly affect the amount of drafts payable and receivables outstanding. The increase in receivables outstanding during 2000 utilized $40.2 million in cash flows, compared to a use of $62.2 million in 1999. An increase in Comdata receivables during 2000 was offset in part by net collections in HRS. Operating cash flows increased by $34.0 million during 1999, as higher utilization of net operating losses to reduce current income tax payments and a higher proportion of noncash depreciation and amortization expense in net earnings offset the reduction in net earnings. Operating cash flows during 1998 benefited from strong earnings from continuing operations that were largely offset by increased working capital requirements.

         Investing cash flows in 2000 included $65.1 million expended for investments in and advances to businesses, including the May acquisition of the remaining ownership interest in SVS and payments related to purchase acquisitions made during the second quarter of 2000 and in prior years. Capital expenditures during 2000 amounted to $97.0 million, including software development costs of $30.5 million. Capital expenditures in 2000 also involved $28.5 million, including furnishings and capitalized interest, for the new Ceridian headquarters and the renovation of an office facility for use by the HRS benefits services business. In November 2000, Ceridian sold and leased back real property in Bloomington, Minn., constituting the new Ceridian headquarters for $41.0 million in cash. The annual rental cost under the lease will be approximately $4.2 million over a 20-year period. In September 2000, Ceridian also sold property in Palm Harbor, Fla., formerly used in HRS benefits services operations, for cash proceeds of $12.8 million. Further information on investing cash flows is provided in Note F to the consolidated financial statements.

         Cash flows from investing activities during 1999 principally involved expenditures of $681.5 million for the acquisitions of ABR in June 1999 and $20.3 million for a majority interest in SVS in February 1999. Capital expenditures amounted to $107.2 million during 1999, primarily for Ceridian's new headquarters building, renovation of an office facility in St. Petersburg, Fla., for HRS, and hardware and software to be used in internal financial systems. Total expenditures for the headquarters building totaled $27.1 million at December 31, 1999, including $24.6 million incurred in 1999. The renovation of the St. Petersburg office facility, for use by the benefits services operations of HRS, resulted in renovation expenditures of $10.4 million after Ceridian acquired ABR and $25.7 million in total as of December 31, 1999.

         Investing outflows during 1998 principally involved the acquisitions of the payroll services businesses of two Canadian banks for a total cash payment of $140.7 million in the first quarter and the work-life services business of Work/Family Directions, Inc. for a cash payment of $77.5 million in November. Investing inflows in 1998 principally involved Comdata's exchange of its gaming services business for First Data Corporation's NTS transportation services business and the sales of Ceridian's Resumix and Tesseract operations.

         Financing cash outflows in 2000 included the repurchase on the open market of $20.0 million face amount of Ceridian's outstanding senior notes, a reduction of the amount outstanding under the U.S. revolving credit agreement of $75.0 million, and payments of $19.6 million under the Canadian revolving credit facilities. Financing cash inflows included $15.8 million of cash proceeds from exercises of stock options and employee stock plan purchases. For further information on financing cash flows, see Note I to the consolidated financial statements and the following section entitled "Liquidity and Capital Resources."

         Cash flows from financing activities during 1999 primarily involved financing arrangements related to the acquisition of ABR. Proceeds from stock option exercises and employee stock plan purchases provided $24.2 million of financing inflows during 1999. Ceridian repurchased 235,518 shares of its common stock at an average price of $21.86 per share during the third and fourth quarters of 1999, resulting in financing outflows of $5.1 million.

         Financing inflows during 1998 resulted primarily from financing arrangements related to the acquisition of the Canadian payroll services businesses. Proceeds from stock option exercises and employee stock plan purchases provided $41.0 million of financing inflows during 1998. Repurchases of 6,746,284 Ceridian shares at an average price of $24.42 per share in 1998 resulted in financing outflows of $182.0 million, including payment of $17.2 million in settlement of 1997 repurchases.

         Ceridian remains in compliance with all financial covenant tests in its existing credit agreements and expects to be in compliance with the financial covenant tests contained in its new credit facility when effective.

         LIQUIDITY AND CAPITAL RESOURCES

Ceridian's expenditures for capital assets and software presently planned for 2001 total approximately $90 million with an estimated allocation of $78 million to HRS and $12 million to Comdata. Ceridian also plans to continue to grow its business through strategic acquisitions. Ceridian expects to meet its liquidity needs from existing cash balances, cash flow from operations and borrowings under external credit facilities. In connection with the spin-off of Arbitron, Ceridian has negotiated new financing arrangements. These arrangements consist of a $350 million revolving credit facility for New Ceridian and $225 million in a separate revolving credit agreement for Arbitron as well as the issuance by Arbitron of its secured notes maturing January 1, 2008 with an aggregate principal amount of $50 million. Advances on the respective credit agreements of $300 million for Ceridian and $200 million for Arbitron and the proceeds from the issuance by Arbitron of its secured notes, plus expected positive operating cash flows, are expected to repay Ceridian's current debt of $50 million of revolving credit, $430 million of 7.25% Senior Notes due June 1, 2004, accrued interest, and spin-off related cash expenditures of $43.5 million. The spin-off related cash expenditures include approximately $27 million for debt extinguishment costs representing an estimate of the market-based amount (make whole) to be paid to senior note holders at the time of the redemption of the senior notes. The remainder of the estimated spin-off related expenditures primarily involve investment, legal and tax consulting and accounting fees. Ceridian will continue to have miscellaneous debt of $20 million, which is primarily acquisition debt in Canada.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Ceridian's market risk exposure is primarily interest rate risk related to revenue derived from customer payroll and tax filing deposits. This risk exposure is partially offset by interest expense on floating rate debt obligations. Interest income paid to Ceridian from trusts holding client assets varies as a function of short-term U.S. and Canadian interest rates. Ceridian uses interest rate collars to hedge the risk of falling interest rates. The table below indicates the hypothetical change in Ceridian's after-tax interest income, net of interest expense, over a one-year period due to an immediate and sustained change in the annual average interest rate. The base scenario utilizes a federal funds rate of 6.5% at December 31, 2000.


                                                      HYPOTHETICAL CHANGE IN
                                                       NET INTEREST INCOME
                                                        FROM BASE SCENARIO
                                                        ------------------
                                                     (in millions of dollars)
                PERCENT CHANGE IN INTEREST RATES
                   EXPRESSED IN BASIS POINTS
                   -------------------------
                            300 Rise                                    6.4
                            200 Rise                                    4.6
                            100 Rise                                    2.7
                             50 Rise                                    1.5
                             25 Rise                                    0.8
                          Base Scenario
                           25 Decline                                  (1.2)
                           50 Decline                                  (2.4)
                           100 Decline                                 (5.0)
                           200 Decline                                 (8.7)
                           300 Decline                                (10.5)


         Computations in the table above are based on assumptions about the amounts of funds held in client trusts and the relative levels of short-term market interest rates within U.S. and Canadian markets and should not be relied on as precise indicators of future expected results. Included in the computations are the effects of interest rate changes on income and expense related to all short-term and floating rate assets and liabilities owned or issued by Ceridian or its subsidiaries, including interest rate collar contracts. See also the sections entitled "Payroll and Tax Filing Services" in Note A and "Interest Rate Collars" in Note J to the consolidated financial statements.

         Ceridian's exposure to other forms of market risk, including foreign exchange risk, is negligible. Foreign operations consist of payroll and human resource operations in Canada and the UK. These foreign operations serve their respective domestic markets, with all revenues and expenses denominated in local currency. Other intercompany charges between U.S. and non-U.S. based operations are not material. Translation adjustments on investments in foreign operations are reported in comprehensive income and are not hedged.

CAUTIONARY FACTORS THAT COULD AFFECT FUTURE RESULTS

         Our future results of operations and the forward-looking statements contained in this report, in other of our filings with the Securities and Exchange Commission, in our press releases and in other publications, and made by our management are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors relating to our businesses and the industries in which we operate that are currently known to us that could cause such material differences are discussed in the following paragraphs. Additional factors relating to the recently completed reverse spin-off transaction with Arbitron Inc. that are currently known to us that could also cause such material differences are discussed in the Information Statement which is an exhibit to our Registration Statement on Form 10, as amended, under the heading "Risk Factors--Risks Related to the Spin-Off." The risks and uncertainties described below and in our Registration Statement on Form 10 are not the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our businesses. If any of the risks and uncertainties we face develop into actual events, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline significantly.

         We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure we make on related subjects in future reports to the SEC.

WE EXPECT TO CONTINUE TO IMPLEMENT OUR PLANS TO IMPROVE THE PERFORMANCE OF OUR U.S. PAYROLL BUSINESS, AND WE CANNOT ASSURE YOU THAT OUR EFFORTS AND THE AMOUNT WE INVEST IN THESE PLANS WILL IMPROVE THE FINANCIAL PERFORMANCE OF OUR U.S. PAYROLL BUSINESS.

         In 2000, we announced initiatives to invest in and improve the performance of our U.S. payroll business. We expect to continue to implement these initiatives. These initiatives include:

         - transitioning small business customers to Powerpay, our Internet payroll product;
         -    improving our customer service model;
         -    improving customer retention;
         -    continuing product enhancements;
         - investing in our Six Sigma program, an effort that focuses on helping organizations produce products and services better, faster and cheaper;
         - consolidating and improving efficiencies at our payroll processing centers; and
         -    increasing the investment in our sales efforts.

         We cannot assure you that our efforts and the amount we invest in this process will improve the financial performance of our U.S. payroll business. If these initiatives are less successful than planned, or the level of investment needs to be increased, our business could be harmed.

GOVERNMENT REGULATION CHANGES ON TIMING OF REMITTANCES AND INTEREST RATES MAY REDUCE OUR INVESTMENT INCOME FROM CUSTOMER DEPOSITS.

         Our payroll and tax filing business in the United States and Canada has historically derived significant revenue and earnings from the investment of customer deposits, and this revenue and earnings are an integral part of our payroll and tax filing business. Changes in governmental regulations on the timing of remittances may reduce the period of time we are allowed to hold these remittances and may decrease our revenue and earnings from this source. If governmental regulations change in this fashion, we would likely seek to require customers who permit us to retain earnings on their deposits to pay us additional fees in lieu of this lost investment income.

         In addition, changes in interest rates will affect our revenue and earnings from this source. The average yield on our investment of customer deposits was 6.1 percent in 2000. Interest rate changes are difficult to predict and could be significant. We expect to lessen the impact of interest rate decreases by the use of derivative securities such as interest rate collar transactions that are described in more detail in Note J to our consolidated financial statements and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures About Market Risk." There can be no assurance that we will be able to use derivative securities such as collars or obtain them on favorable terms, or to what extent any decrease in investment income would be offset by the use of these derivative securities. If we were unable to secure derivative securities on favorable terms and interest rates decrease, our financial results would be harmed.

OUR FUTURE REVENUE GROWTH WILL DEPEND ON OUR ABILITY TO CONTINUE SELLING OUR PRODUCTS AND SERVICES TO OUR EXISTING CUSTOMERS, INTRODUCING NEW OR ENHANCED PRODUCTS AND SERVICES, ATTRACTING AND RETAINING NEW CUSTOMERS AND SELLING ADDITIONAL PRODUCTS AND SERVICES TO EXISTING CUSTOMERS.

         We expect that a portion of our anticipated future revenue growth in each of our business segments will be derived from:

         - the continued selling of products and services to our existing customers;
         - the planned introduction of new or enhanced products and services, including our Source 500 product and Source Assist service in our human resource services business;
         -    the selling of products and services to new customers; and
         - the selling of additional products and services to our existing customers.

         How successful we will be in these efforts will depend on a variety of factors, including:

         -    our product and service offerings;
         -    effective sales and marketing efforts;
         -    our ability to attract new and retain new and existing customers;
         - the level of market acceptance and the avoidance of difficulties or delays in development or introduction of new products and services; and
         - our ability to integrate technology and information systems into our human resource services products and services.

         There can be no assurance that we will achieve our revenue growth objectives from our cross-selling efforts and selling of new products and services. The inability to cross-sell our products and services, attract and retain new customers or successfully develop new and enhanced products and services could harm our business.

OUR ABILITY TO IMPROVE OPERATING MARGINS IN OUR HUMAN RESOURCE SERVICES BUSINESS WILL DEPEND ON THE DEGREE TO WHICH AND THE SPEED WITH WHICH WE WILL BE ABLE TO INCREASE OPERATIONAL EFFICIENCIES AND REDUCE OPERATING COSTS.

         Our ability to improve profit margins in our human resource services business will depend on factors that include the degree to which and the speed with which we will be able to increase operational efficiencies and reduce operating costs. Delays or difficulties in implementing and consolidating process improvements, such as those designed to reduce printing, telecommunication and customer service costs, or installing new products and services and in consolidating various functions, including administrative functions, eliminating duplicate operations and consolidating facilities could adversely affect the timing or effectiveness of cost reduction and margin improvement efforts.

OUR REVENUE DEPENDS IN LARGE PART ON OUR ABILITY TO RETAIN CUSTOMERS.

         Customer retention is an important factor in the amount and predictability of revenue and profits in each of our businesses. Our ability to retain our customers depends on a number of factors, including:

         -    customer satisfaction;
         -    product and service offerings by competitors;
         -    customer service levels; and
         -    price.

         In providing some of our services, particularly payroll processing and tax filing services, we incur installation and conversion costs in connection with new customers that will need to be recovered before the contractual relationship will provide incremental profit. Longer customer relationships are likely to be more profitable.

CHANGES IN GOVERNMENTAL REGULATIONS RELATING TO EMPLOYEE BENEFITS, FUNDS TRANSFER AND OTHER MATTERS MAY NEGATIVELY IMPACT OUR REVENUE AND EARNINGS.

         Changes in or the elimination of governmental regulations may adversely affect our revenue and earnings. Changes in governmental regulations are difficult to predict and could be significant. For example, the extent and type of benefits that employers are required to or may choose to provide employees and the amount and type of federal or state taxes employers and employees are required to pay will affect the associated new products or services that we may sell. As another example, Comdata is currently licensed on the state level by the banking or financial institutions departments of numerous states. Continued licensing by these states is subject to ongoing satisfaction of compliance requirements regarding safety and soundness, including, for example, posting of surety bonds to guarantee payment of funds in transit. Changes in this regulatory environment, including the implementation of new or varying measures by the U.S. federal government, may significantly affect or change the manner in which Comdata currently conducts some of the aspects of its business.

ANY PROBLEMS OR DELAYS WE MAY EXPERIENCE IN EFFECTING SYSTEM UPGRADES AND CONVERSIONS COULD HARM OUR BUSINESS.

         We expect to continue our efforts to transition to new or enhanced data processing systems and/or software in several of our business units, including systems that process customer data and internal management information systems. The successful implementation of these new or enhanced systems will be critical to the effective delivery of products and services and the efficient operation of our businesses. Problems or delays with the installation or initial operation of the new or enhanced systems could disrupt or increase costs in connection with our delivery of services and with our operations planning, financial reporting and management. From time to time, we have experienced these types of problems or delays. For example, in 1997, we terminated a payroll processing development project and incurred an unusual loss of $150 million.

OUR ABILITY TO REMAIN COMPETITIVE DEPENDS ON OUR ABILITY TO ADAPT TO CHANGING TECHNOLOGY.

         As a provider of information management and data processing services, we will need to adapt and respond to the technological advances offered by our competitors and the technological requirements of our customers, including those related to the Internet, in order to maintain and improve upon our competitive position. For example, management intends to focus on developing and fully implementing a strategy for our human resource services business to provide services over the Internet. As another example, Comdata's credit, debit and cash cards could be replaced by a next-generation payment method. There can be no assurance that we will develop and release new products and services or product and service enhancements within the projected time frames and within targeted costs. Significant delays, difficulties or added costs in introducing new products and services or enhancements, either through internal development, acquisitions or cooperative relationships with other companies, could adversely affect the market acceptance of our products and services and our operating results.

OUR STRATEGY TO MAKE ACQUISITIONS OF AND INVESTMENTS IN COMPLEMENTARY BUSINESSES, PRODUCTS AND TECHNOLOGIES INVOLVES RISKS THAT COULD HARM OUR BUSINESS AND OPERATING RESULTS.

         One of our growth strategies is to make acquisitions of and investments in complementary businesses, products and technologies that will enable us to add products and services for our core customer base and for adjacent markets, and to expand each of our businesses geographically. Our ability to make these acquisitions and investments will depend on:

         - the availability of suitable acquisition candidates and investments at acceptable costs;
         - our ability to compete effectively for these acquisition candidates and investments; and
         - the availability of capital to complete these acquisitions and investments.

         These risks could be heightened if we complete several acquisitions or investments within a relatively short period of time. The benefits of an acquisition or investment may often take considerable time to develop, and we cannot guarantee that any acquisition or investment will in fact produce the revenue, earnings or business synergies that we anticipated.

         In addition, implementation of this strategy entails a number of risks, including:

         -    inaccurate assessment of undisclosed liabilities;
         -    entry into markets in which we may have limited or no experience;
         - potential loss of key employees or customers of the acquired businesses;
         - difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies and cost savings;
         - reallocation of significant amounts of capital from operating initiatives to acquisitions; and
         - increase in our indebtedness and a limitation in our ability to access additional capital when needed.

         In addition, some acquisitions and investments may require the consent of the lenders under our credit facility, and we cannot predict whether approvals would be forthcoming or the terms on which the lenders would approve these transactions. Also, from an accounting perspective, acquisitions and investments may involve non-recurring charges and amortization of significant amounts of goodwill that could harm our operating results. Finally, given the financial characteristics of our businesses, it may be difficult for us to avoid making acquisitions that would be dilutive to our earnings per share.

THE MARKETS WE SERVE MAY ATTRACT NEW COMPETITORS OR CAUSE CURRENT COMPETITORS TO FOCUS MORE ON THESE MARKETS, WHICH COULD HARM OUR BUSINESS.

         New competitors could decide to enter the markets we serve or current competitors could decide to focus more on these markets, and thereby intensify the highly competitive conditions that already exist. These new entrants and existing competitors could offer or introduce new technologies or a different service model, or could treat the services to be provided by one of our businesses as one component of a larger product or service offering. These developments could enable these new and existing competitors to offer similar products or services at reduced prices. Any of these or similar developments could harm our business and results of operations.

THE FAILURE OF OUR BENEFIT SERVICES SUBSIDIARY TO COMPLY WITH APPLICABLE LAWS RELATING TO EMPLOYEE BENEFITS ADMINISTRATION COULD RESULT IN SUBSTANTIAL TAXES, PENALTIES AND LIABILITIES THAT COULD HARM OUR BUSINESS.

         As a result of the benefits services our benefit services subsidiary provides, it may be subject to potential legal liability as a provider of portability compliance services. As a provider of COBRA (Consolidated Omnibus Budget Reconciliation Act) compliance services, our benefit services subsidiary is subject to excise taxes for noncompliance with provisions of COBRA. In addition to the excise tax liability that may be imposed on our benefit services subsidiary, substantial excise taxes may be imposed under COBRA on our customers. In addition, as a provider of HIPAA (Health Insurance Portability and Accountability Act of 1996) compliance and administration services, our benefit services subsidiary is subject to ERISA (Employee Retirement Income Security Act of 1974) penalties for noncompliance with provisions of HIPAA.

         Under service agreements with its customers, our benefit services subsidiary assumes financial responsibility for the payment of the taxes and/or penalties assessed against its customers if a court of competent jurisdiction in a final nonappealable decision determines that our benefit services subsidiary failed to comply with COBRA, failed to comply with HIPAA or liabilities were incurred by its customers arising out of the failure of our benefit services subsidiary to fulfill the obligations under its agreements with its customers, unless these taxes, penalties or liabilities are attributable to the customer's failure to comply with COBRA or HIPAA or with the terms of the agreement the customer has with our benefit services subsidiary. These taxes, penalties and liabilities could, in some cases, be substantial and could harm our business and operating results. Additionally, the failure of our benefit services subsidiary to comply with COBRA or

HIPAA or to fulfill its obligations under its customer agreements could harm its reputation, its relationship with its customers and its ability to gain new customers.

THE FAILURE OF OUR HUMAN RESOURCE SERVICES BUSINESS TO COMPLY WITH APPLICABLE LAWS RELATING TO PAYROLL TAX AND RETIREMENT PLAN ADMINISTRATION COULD RESULT IN SUBSTANTIAL TAXES, PENALTIES AND LIABILITIES THAT COULD HARM OUR BUSINESS.

         The customers of our human resource services business transfer to our human resource services division or its subsidiaries contributed employer and employee tax funds and employer and employee contributions to qualified retirement plans. Our human resource services division or its subsidiaries process the data received from its customers and remit the funds along with a tax return to the appropriate taxing authorities when due. Retirement plan assets are remitted to investment vehicles selected by the plan administrator or plan sponsor. Tracking, processing and paying these tax liabilities and administering retirement plans is complex. Mistakes may occur in connection with this service. Our human resource services division or its subsidiaries and its customers are subject to large cash penalties imposed by tax authorities for late filings or underpayment of taxes or required plan contributions. Under service agreements with its customers, our human resource services division or its subsidiaries assume financial responsibility for the payment of the penalties assessed against its customers arising out of the failure of our human resource services division or its subsidiaries to fulfill its obligations under its agreements with these customers, unless these penalties are attributable to the customer's failure to comply with the terms of the agreement the customer has with our human resource services division or its subsidiaries. These penalties could, in some cases, be substantial and could harm its business and operating results. Additionally, the failure of our human resource services division or its subsidiaries to fulfill its obligations under its customer agreements could harm our reputation, its relationship with our customers and its ability to gain new customers.

WE WILL BE SUBJECT TO RISKS RELATED TO OUR INTERNATIONAL OPERATIONS, WHICH MAY HARM OUR OPERATING RESULTS.

         We have international operations in Canada and the United Kingdom, which in 2000 provided about 19 percent of the revenue from our human resource services division and subsidiaries. Our Centrefile Limited subsidiary provides payroll processing services and human resource information systems software in the United Kingdom. Our Canadian operations handle and hold payroll as well as tax filing funds for our Canadian customers. Comdata also operates in Canada and is considering expanding into Mexico. Apart from the risks described in this section of the report, international operations are subject to various additional risks which could adversely affect those operations or our business as a whole, including:

         -    costs of customizing products and services for foreign customers;
         -    difficulties in managing and staffing international operations;
         - reduced protection for intellectual property rights in some countries;
         -    longer sales and payment cycles;
         -    the burdens of complying with a wide variety of foreign laws; and
         -    exposure to local economic conditions.

ECONOMIC FACTORS MAY HARM OUR BUSINESS AND OPERATING RESULTS.

         Trade, monetary and fiscal policies, and political and economic conditions may substantially change, with corresponding impacts on the industries that we serve, particularly more economically sensitive industries such as trucking. Approximately 85 percent of Comdata's revenue for 2000 was attributable to its transportation business. Comdata's results of operations are, therefore, dependent on the level of activity in the transportation industry, which, in turn, is affected by general economic conditions. Increases in external prices, such as diesel fuel, increase the capital requirements of Comdata and subject Comdata to greater credit or bad debt risks with respect to its customers that purchase diesel fuel using a Comdata payment method. Similarly, a decrease in the number of truck drivers would decrease the number of Comchek transactions and could adversely affect Comdata's revenues.

         Changes in trade, monetary and fiscal policies, and political and economic conditions could also affect employment levels, with a corresponding impact on our payroll processing and tax filing businesses. Our future operating results may also be harmed by adverse judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future.

THE BUSINESS AND RESULTS OF OPERATIONS OF OUR COMDATA SUBSIDIARY ARE HEAVILY DEPENDENT ON SEVERAL OF ITS VENDORS AND SUPPLIERS, THE LOSS OF WHOM COULD ADVERSELY AFFECT OUR CONSOLIDATED RESULTS OF OPERATIONS.

         Comdata's business is dependent on several significant vendors and suppliers, the loss of whom could adversely affect not only Comdata's results of operations but our consolidated results of operations as well. For example, Comdata's current business relies upon its relationships with third party suppliers, such as MasterCard, to effect and support transactions, including access to the Cirrus ATM network and the Maestro point-of-sale debit network. The ability of Comdata to continue to provide some of its services in the manner in which it currently delivers them may be affected by actions taken by MasterCard or other similar card associations. Any adverse change in Comdata's relationship with these vendors could likely adversely affect Comdata's business and results of operations and could harm our consolidated results of operations as well.

OUR HUMAN RESOURCE SERVICES BUSINESS IS SEASONAL WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY.

         Our human resource services business is seasonal with generally higher revenues during the first quarter as a result of higher payroll funds being processed due to year-end bonuses being paid and additional year-end services required, such as the preparation and distribution of W-2s, and during the fourth quarter as result of special reporting requirements. We expect this trend to continue, which could cause our quarterly operating results to fluctuate significantly.

WE ARE IN THE PROCESS OF INTEGRATING SOME OF OUR HUMAN RESOURCE SERVICES BUSINESSES UNDER ONE MANAGEMENT STRUCTURE. DIFFICULTIES OR PROBLEMS WE MAY EXPERIENCE IN THIS INTEGRATION PROCESS MAY HARM OUR BUSINESS AND OPERATING RESULTS.

         Our human resource services businesses currently provide:

         - payroll processing services and software, tax filing services, human resource management systems software and other similar services and products through our business formerly known as Ceridian Employer Services;
         - services designed to help organizations address workplace effectiveness issues and improve employee recruitment, retention and productivity and reduce absenteeism through our business formerly known as Ceridian Performance Partners; and
         - employee health and welfare benefits administration and qualified plan administration services through our business formerly known as Ceridian Benefits Services.

         We are in the process of integrating all of these businesses under one management structure in a combined Ceridian Employer/Employee Services business within our human resource services segment. Difficulties or problems we may experience in this integration process may harm our business and operating results.

OUR CREDIT FACILITY MAY RESTRICT OUR OPERATING FLEXIBILITY.

         The governing documents for our credit facility contain a number of significant provisions that, among other things, restrict our ability to:

         -    sell assets;
         -    incur more indebtedness;
         -    grant or incur liens on our assets;
         -    repay indebtedness;
         -    pay dividends;
         -    make investments or acquisitions;
         -    repurchase or redeem capital stock;

         -    engage in mergers or consolidations; and
         -    engage in transactions with our affiliates.

         These restrictions could hurt our ability to finance our future operations or capital needs or make acquisitions that may be in our best interest. In addition, our credit facility requires that we satisfy several financial covenants. Our ability to comply with these financial requirements and other restrictions may be affected by events beyond our control, and our inability to comply with them could result in a default under the credit facility. If a default occurs under our credit facility, the lenders under this facility could elect to declare all of the outstanding borrowings, as well as accrued interest and fees, to be due and payable and require us to apply all of our available cash to repay those borrowings. In addition, a default may result in higher rates of interest and the inability to obtain additional capital.