Form 10-K405, Exhibit 13
period 2000-12-31
CERIDIAN CORP /DE/
filed 2001-04-02
CIK 1124887

                                                                   EXHIBIT 13.03


INDEPENDENT AUDITORS' REPORT

The Board of Directors and
Stockholders of
Ceridian Corporation:

We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



Minneapolis, Minnesota
January 24, 2001



                   From Page 19 of the Ceridian Annual Report

                                                                   EXHIBIT 13.03

CONSOLIDATED STATEMENTS OF OPERATIONS                           (Dollars in millions, except per share data)
----------------------------------------------------------------------------------------------------------------
                                                                             Years Ended December 31,
                                                               -------------------------------------------------
                                                                   2000              1999             1998
----------------------------------------------------------------------------------------------------------------
Revenue                                                          $ 1,175.7         $ 1,127.0         $   967.6

Costs and Expenses
  Cost of revenue                                                    559.0             553.1             478.7
  Selling, general and administrative                                359.3             332.1             269.6
  Research and development                                            62.8              60.6              66.1
  Other expense (income)                                              31.7              (4.4)             (8.9)
                                                               -------------     -------------    --------------
     Total costs and expenses                                      1,012.8             941.4             805.5
                                                               -------------     -------------    --------------

EARNINGS BEFORE INTEREST AND TAXES                                   162.9             185.6             162.1

----------------------------------------------------------------------------------------------------------------

  Interest income                                                      4.7               6.4              10.4
  Interest expense                                                   (39.8)            (24.7)             (4.3)
                                                               -------------     -------------    --------------

EARNINGS BEFORE INCOME TAXES                                         127.8             167.3             168.2

Income tax provision                                                  48.3              62.9              42.9
                                                               -------------     -------------    --------------

EARNINGS FROM CONTINUING OPERATIONS                                   79.5             104.4             125.3

----------------------------------------------------------------------------------------------------------------

DISCONTINUED OPERATIONS
  Gain (Loss) on disposition                                          (6.9)               --              25.4
  Earnings from operations                                            27.6              40.9              36.6
                                                               -------------     -------------    --------------

NET EARNINGS                                                     $   100.2         $   145.3         $   187.3
                                                               =============     =============    ==============

BASIC EARNINGS PER SHARE
  Continuing operations                                          $    0.55         $    0.72         $    0.87
  Net earnings                                                   $    0.69         $    1.01         $    1.30

DILUTED EARNINGS PER SHARE
  Continuing operations                                          $    0.54         $    0.71         $    0.85
  Net earnings                                                   $    0.68         $    0.98         $    1.27

SHARES USED IN CALCULATIONS (IN THOUSANDS)
  Weighted average shares (basic)                                  145,229           144,524           144,070
  Dilutive securities                                                1,505             3,440             3,527
                                                               -------------     -------------    --------------
  Weighted average shares (diluted)                                146,734           147,964           147,597
                                                               =============     =============    ==============

----------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.



                   From Page 20 of the Ceridian Annual Report

                                                                   EXHIBIT 13.03

CONSOLIDATED BALANCE SHEETS                                          (Dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                                        ------------------------------------------
                                                                              2000                      1999
------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and equivalents                                                          $    118.5              $     58.5
Short-term investments                                                              40.1                    22.0
Trade and other receivables
   Trade, less allowance of $17.4 and $17.5                                        438.3                   399.0
   Other                                                                            22.6                    23.8
                                                                        ------------------          --------------
      Total
                                                                                   460.9                   422.8


Current portion of deferred income taxes                                            41.8                    74.2
Net assets of discontinued operations                                               28.2                      --
Other current assets                                                                25.9                    23.6
                                                                        ------------------          --------------
         Total current assets                                                      715.4                   601.1

------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                 160.4                   188.1
Goodwill, net                                                                      897.9                   892.9
Other intangible assets, net                                                       128.4                   135.3
Software and development costs, net                                                 57.0                    48.0
Prepaid pension cost                                                               128.1                   118.3
Deferred income taxes, less current portion                                           --                     2.6
Other noncurrent assets                                                              0.8                     2.2

------------------------------------------------------------------------------------------------------------------
         Total assets                                                         $  2,088.0              $  1,988.5
                                                                        ==================          ==============

------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt and current portion of long-term obligations                  $      0.3              $      0.2
Accounts payable                                                                    31.7                    41.6
Drafts and customer funds payable                                                  172.1                   136.9
Customer advances                                                                   14.5                    14.6
Deferred income                                                                     38.5                    33.7
Accrued taxes                                                                       76.0                    43.1
Employee compensation and benefits                                                  65.8                    61.5
Net liabilities of discontinued operations                                            --                    23.8
Other accrued expenses                                                              75.0                    71.0
                                                                        ------------------          --------------
         Total current liabilities                                                 473.9                   426.4

------------------------------------------------------------------------------------------------------------------
Long-term obligations, less current portion                                        500.3                   611.1
Deferred income taxes                                                               67.7                    10.3
Employee benefit plans                                                              75.7                    76.4
Deferred income and other noncurrent liabilities                                    34.2                    52.1
------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common Stock, $.50 par, authorized 500,000,000 shares,
    issued 161,685,596                                                              80.8                    80.8
Additional paid-in capital                                                       1,122.7                 1,126.2
Retained earnings (deficit)                                                         81.8                   (18.4)
Treasury common stock, 15,931,215 and 16,951,228 shares                           (342.9)                 (364.6)
Accumulated other comprehensive income                                              (6.2)                  (11.8)
                                                                        ------------------          --------------
         Total stockholders' equity                                                936.2                   812.2

------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                           $  2,088.0              $  1,988.5
                                                                        ==================          ==============

------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.



                   From Page 21 of the Ceridian Annual Report

                                                                   EXHIBIT 13.03

CONSOLIDATED STATEMENTS OF CASH FLOWS                                                           (Dollars in millions)
----------------------------------------------------------------------------------------------------------------------
                                                                                   Years Ended December 31,
                                                                     -------------------------------------------------
                                                                         2000                1999            1998
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                            $   100.2         $    145.3       $   187.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
    Earnings from discontinued operations                                   (27.6)             (40.9)          (36.6)
    Gain (Loss) on disposition of discontinued operations                     6.9                --            (25.4)
    Deferred income tax provision                                            45.4               62.2            40.6
    Impairment loss from asset write-offs                                    18.3                --              --
    Depreciation and amortization                                            87.6               72.2            46.5
    Other                                                                     2.8                3.8            (1.9)
    Decrease (Increase) in trade and other receivables                      (40.2)             (62.2)          (29.4)
    Increase (Decrease) in accounts payable                                  (8.2)               0.5           (11.3)
    Increase (Decrease) in drafts and customer funds payable                 33.5               (7.8)           (0.9)
    Increase (Decrease) in employee compensation and benefits                 4.0               (4.3)            8.0
    Increase (Decrease) in accrued taxes                                     25.1                9.8            (7.2)
    Increase (Decrease) in other current assets and liabilities              (3.4)             (28.4)          (53.8)
    Cash provided by operating activities of discontinued operations         24.8               47.5            47.8
                                                                     --------------      -------------    ------------
      Net cash provided by operating activities                             269.2              197.7           163.7
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Expended for property, plant and equipment                                  (66.5)             (75.3)          (45.0)
Expended for software and development costs                                 (30.5)             (29.5)          (14.5)
Proceeds from sales of businesses and assets                                 56.3                7.9            48.6
Proceeds from sales of short-term investments                                  --                3.2              --
Expended for business acquisitions, less cash acquired                      (65.1)            (714.9)         (218.4)
Cash used by investing activities of discontinued operations                 (2.1)              (3.6)          (16.2)
                                                                     --------------      -------------    ------------
      Net cash provided by (used for) investing activities                 (107.9)            (812.2)         (245.5)
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit and overdrafts, net                                        (95.1)             108.4            57.2
Borrowings of other debt                                                       --              444.8              --
Repayment of other debt                                                     (20.6)              (0.3)           (0.4)
Repurchase of common stock                                                   (1.4)              (5.1)         (182.0)
Proceeds from exercise of stock options and other                            15.8               24.2            41.0
                                                                     --------------      -------------    ------------
      Net cash provided by (used for) financing activities                 (101.3)             572.0           (84.2)
----------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS PROVIDED (USED)                                               60.0              (42.5)         (166.0)
Cash and equivalents at beginning of year                                    58.5              101.0           267.0
                                                                     --------------      -------------    ------------
Cash and equivalents at end of year                                     $   118.5         $     58.5       $   101.0
                                                                     ==============      =============    ============

----------------------------------------------------------------------------------------------------------------------
                                                                                   Years Ended December 31,
                                                                     -------------------------------------------------
INTEREST AND INCOME TAXES PAID (REFUNDED)                                2000                1999            1998
----------------------------------------------------------------------------------------------------------------------
Interest paid                                                           $    40.3         $     21.0       $     4.2
Income taxes paid                                                       $    10.6         $      8.0       $    16.4
Income taxes refunded                                                   $    (5.4)        $     (0.5)      $    (0.2)
----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.




                   From Page 22 of the Ceridian Annual Report

                                                                   EXHIBIT 13.03

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                                                             (Dollars in millions)
----------------------------------------------------------------------------------------------------------------------------------
                                                            Amount                                     Shares
                                             -------------------------------------------------------------------------------------
                                                 2000        1999        1998            2000            1999           1998
----------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES ISSUED                           $    80.8   $    80.8   $    80.8       161,685,596    161,685,596    161,685,596
----------------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK - COMMON SHARES
Beginning balance                              $  (364.6)  $  (390.8)  $  (271.0)      (16,951,228)   (18,171,620)   (13,801,852)
Repurchases                                         (1.4)       (5.1)     (164.8)          (54,953)      (235,518)    (6,746,284)
Exercises of stock options                          16.4        27.2        57.8           762,875      1,265,599      2,804,050
Restricted stock awards, net                          --        (1.0)      (17.1)            1,350        (32,524)      (630,522)
Employee stock purchase plans                        6.7         5.1         4.3           310,741        239,369        202,988
Acquisitions                                          --          --          --                --        (16,534)            --
                                             -------------------------------------  ----------------------------------------------
Ending balance - treasury                      $  (342.9)  $  (364.6)  $  (390.8)      (15,931,215)   (16,951,228)   (18,171,620)
----------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES OUTSTANDING                                                              145,754,381    144,734,368    143,513,976
----------------------------------------------------------------------------------  ==============================================
ADDITIONAL PAID-IN CAPITAL
Beginning balance                              $ 1,126.2   $ 1,110.5   $ 1,112.6
Exercises of stock options                          (6.0)       (8.3)      (21.3)
Tax benefit from stock options                       3.3        10.2        13.3
Restricted stock awards, net                         0.6         1.8         5.6
Employee stock purchase plans                       (1.4)        0.5         0.3
Acquisitions                                          --        11.5          --
                                             -------------------------------------  ----------------------------------------------
Ending balance                                 $ 1,122.7   $ 1,126.2   $ 1,110.5                 COMPREHENSIVE INCOME
----------------------------------------------------------------------------------  ----------------------------------------------
RETAINED EARNINGS (DEFICIT)                                                                   2000           1999           1998
                                                                                    ----------------------------------------------
Beginning balance                              $  (18.4)   $ (163.7)   $ (351.0)
Net earnings                                      100.2       145.3       187.3           $  100.2       $  145.3       $  187.3
                                             -------------------------------------
Ending balance                                 $   81.8   $   (18.4)  $  (163.7)
----------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
FOREIGN CURRENCY TRANSLATION
Beginning balance                              $    (3.2)  $    (3.6)  $     2.0
Rate changes, net                                   (5.5)        0.4        (5.6)             (5.5)           0.4           (5.6)
                                             -------------------------------------
Ending balance                                      (8.7)       (3.2)       (3.6)
                                             -------------------------------------
UNREALIZED GAIN ON SECURITIES
Beginning balance                              $      --   $      --   $      --
Unrealized gain, net of
  income taxes of $6.4                              11.7          --          --              11.7             --             --
                                             -------------------------------------
Ending balance                                      11.7          --          --
                                             -------------------------------------
PENSION LIABILITY ADJUSTMENT
Beginning balance                              $    (8.6)  $    (9.5)  $    (9.5)
Pension liability change                            (0.6)        0.9          --             (0.6)            0.9             --
                                             -------------------------------------
Ending balance                                      (9.2)       (8.6)       (9.5)
                                             -------------------------------------
Total ending balance                           $    (6.2)  $   (11.8)  $   (13.1)
                                             -------------------------------------
TOTAL STOCKHOLDERS' EQUITY                     $   936.2   $   812.2   $   623.7
                                             =====================================  ----------------------------------------------
TOTAL COMPREHENSIVE INCOME                                                               $  105.8        $  146.6       $  181.7
                                                                                    ==============================================

----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.




                   From Page 23 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(For the three years ended December 31, 2000)

        INDEX TO NOTES
    24  A. Accounting Policies
    27  B. Income Taxes
    28  C. Supplementary Data to Statements of Operations
    30  D. Segment Data
    32  E. Capital Assets
    33  F. Investing Activity
    34  G. Retirement Plans
    36  H. Stock Plans
    38  I. Financing
    39  J. Commitments and Contingencies
    40  K. Legal Matters

A. ACCOUNTING POLICIES

BASIS OF CONSOLIDATION
The consolidated financial statements of Ceridian Corporation ("Ceridian") include the accounts of subsidiaries and investments in which Ceridian has a controlling interest.

    As discussed in Note C, Arbitron, a business segment of Ceridian, is presented as a discontinued operation. The continuing operations of Ceridian are reported in two business segments, Human Resource Services ("HRS") and Comdata. Further information on business segments appears in Note D.

    Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. Other investments are accounted for by the cost method.

    All material intercompany transactions have been eliminated from the consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS
FAS 133, "Accounting for Derivative Instruments and Hedging Activities," (as amended) became effective for Ceridian in January 2001. FAS 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value on a marked-to-market basis. For Ceridian, FAS 133 applies to interest rate collars utilized in connection with its payroll and tax filing trust investments. Along with the derivatives, the underlying hedged items are also to be marked-to-market on an ongoing basis. These market value adjustments are to be included either in net earnings or loss in the statement of operations or in other comprehensive income (and accumulated in stockholders' equity), depending on the nature of the transaction.

    Upon adoption, Ceridian will record an after-tax charge of $0.5, a liability for the interest rate collars of $0.4, a credit to accumulated other comprehensive income of $0.2 and an addition to deferred tax asset of $0.1.

STOCK-BASED COMPENSATION
Ceridian accounts for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Therefore, compensation expense is not recorded with respect to Ceridian's fixed stock option plans, since the exercise price is set at the market price on the date of grant, or for Ceridian's employee stock purchase plan. Compensation expense for outstanding restricted stock awards, none of which is performance-based, is recognized by charging the fair value of the award at the time of grant to operations ratably over the vesting period. Grants of stock options to consultants or independent contractors are accounted for under the fair value method. Ceridian also reports under the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation."

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGES IN PRESENTATION
Prior year amounts for continuing operations have been restated to remove amounts related to Arbitron which are separately reported as discontinued operations. Additionally, certain prior year amounts have been reclassified to conform to the current year's presentation.



                   From Page 24 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




CASH AND SHORT-TERM INVESTMENTS
Investments which are readily convertible to cash within three months of purchase are classified in the balance sheet as cash equivalents. Investments with longer maturities are considered available-for-sale under FAS 115 and reported in the balance sheet as short-term investments.

    At December 31, 2000, short-term investments of $40.1 consisted of $22.0 of marketable securities, primarily issued by U.S. government agencies, and $18.1 of HotJobs.com, Ltd. common stock. The government securities are reported at cost, which approximates fair value and the HotJobs.com, Ltd. common stock is reported at fair value (based on quoted market prices) as of December 31, 2000.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are carried at cost and depreciated for financial statement purposes using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:


---------------------------------------
Buildings                      40 years
Building improvements        5-15 years
Machinery and equipment       3-8 years
Computer equipment            3-6 years
---------------------------------------

     Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations. Capitalized interest of $2.4 in 2000 and $1.7 in 1999 related to the construction of a new headquarters facility in Bloomington, Minn., and the renovation of an office facility in St. Petersburg, Fla., used by certain benefits services operations.

    The carrying value of long-lived assets is reviewed whenever events or changes in circumstances such as market value, asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When the review indicates that the carrying value of the asset or group of assets representing the lowest level of identifiable cash flows exceeds the sum of the expected future cash flows (undiscounted and without interest charges), an impairment loss is recognized. The amount of the impairment loss is the amount by which the carrying value exceeds the fair value of the impaired asset or group of assets.

EARNINGS PER SHARE
Basic earnings per share represents earnings divided by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share represents earnings divided by the sum of the weighted average number of common shares outstanding plus shares derived from potentially dilutive securities. For Ceridian, potentially dilutive securities includes "in the money" fixed stock options outstanding. The numbers of shares added for stock options is determined by the treasury stock method, which assumes exercise of these options and the use of any proceeds to repurchase a portion of these shares at the average market price for the period. The option shares excluded from the calculation of potentially dilutive securities, because the exercise price exceeded the average market price for the year, at each December 31 were 5,747,000 for 2000, 849,000 for 1999 and 341,000 for 1998.

GOODWILL AND OTHER INTANGIBLES
Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight-line basis over the expected periods to be benefited, ranging up to 40 years.

    Other intangible assets represents amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as customer lists and bases, technology, covenants not to compete, tradenames, workforce-in-place and other rights. Such costs are amortized on a straight-line basis over the following periods:

-----------------------------------
Customer lists        10-15 years
Tradenames              30 years
Technology             7-8 years
Other                  3-20 years
-----------------------------------

    Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of the goodwill and other intangible assets for each operating unit over its remaining life can be recovered through forecasted undiscounted cash flows.

SOFTWARE AND DEVELOPMENT COSTS
Ceridian capitalizes purchased software that is ready for service and development costs for marketable software incurred from the time of technological feasibility until the software is ready for use. Under the provisions of SOP 98-1, Ceridian capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and Ceridian management has authorized further funding for the project which it deems probable of completion and use for the function intended. Capitalized internal-use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while developing the software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

    Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line



                   From Page 25 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




method over a range of three to seven years, but not exceeding the expected life of the product.

    The carrying value of software and development costs is regularly reviewed by Ceridian, and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost.

INCOME TAXES
The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. Ceridian and its eligible subsidiaries file a consolidated U.S. federal income tax return. Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 2000.

REVENUE RECOGNITION
Services revenue is recognized when the services are performed and billable, except for certain services provided by Ceridian's Comdata subsidiary, Comdata Network, Inc., and revenue from payroll and tax filing services described below. Revenue from installation and conversion services for payroll and tax filing customers is non-refundable, is determined on a time and materials basis and, along with related costs, is recognized over the installation and conversion period, generally two to four months.

    Revenue from Comdata funds transfer and regulatory permit services consists of the transaction fees charged to customers. Such revenue does not include the costs of goods and services for which funds are advanced by Comdata (e.g., fuel purchased, permit provided or face amount of the Comchek purchased and cashed). However, Comdata pays the issuing agent (e.g., truck stop or state agency) for the full cost of the goods and services provided and, accordingly, bills the customer for such cost as well as the transaction fee. As a result, Ceridian's accounts receivable includes both the cost of the goods and services purchased and the transaction fees. Ceridian's drafts and customer funds payable includes the amount due to the issuing agent for the cost of the goods and services. Revenue is recognized for the amount of the transaction fee at the time the goods and services are purchased.

PAYROLL AND TAX FILING SERVICES
In connection with its U.S. payroll tax filing services, Ceridian collects funds for payment of taxes due, holds such funds in trust until payment is due, remits the funds to the appropriate taxing authority, files federal, state and local tax returns, handles related regulatory correspondence and amendments, and selectively absorbs regulatory charges for certain penalties and interest. For such services, Ceridian derives its payroll tax filing revenue from fees charged and from investment income it receives on tax filing deposits temporarily held pending remittance on behalf of customers to taxing authorities. The trust invests primarily in high quality collateralized short-term investments or money market mutual funds. The trust also invests in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better.

    The aggregate amount of collected but unremitted funds in the U.S. payroll tax filing trust varies significantly during the year and averaged $1,425.0 in 2000, $1,353.3 in 1999 and $1,320.1 in 1998. The amounts of such funds at December 31, 2000 and 1999, were $2,371.1 and $1,619.2, respectively.

    Ceridian handles payroll as well as tax filing funds for its Canadian customers. Ceridian collects funds for payment to clients' employees and tax authorities and holds these funds in trust until remitted. The Canadian trust invests in securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset backed trusts and mortgages. Ceridian earns income from the trust and fees for services similar to those provided in the U.S. The aggregate balances in U.S. dollars for the Canadian trust as of December 31, 2000 and 1999, respectively, were $573.9 and $652.5, with average outstanding balances during those years of $490.9 and $436.3.

TRANSLATION OF FOREIGN CURRENCIES
Local currencies have been determined to be functional currencies for Ceridian's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting translation gains or losses are described as "foreign currency translation" and reported in "accumulated other comprehensive income (loss)" in the accompanying Statements of Stockholders' Equity. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in results of operations as "other expense (income)."



                   From Page 26 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




B.  INCOME TAXES

At December 31, 2000, Ceridian had U.S. net operating loss carryforwards of $69.4, the majority of which it expects to use prior to the spin-off. Unused amounts, except for separate return limitation year carryforwards amounting to $6.9 at December 31, 2000, will remain with Arbitron after the spin-off described in Note C. The tax benefit of this item is reflected in the accompanying table of deferred tax asset and liability.

    During 1998, Ceridian realized a $18.5 tax benefit related to the difference between its tax and financial reporting basis in a subsidiary that was disposed of during fourth quarter.

    Under tax sharing agreements existing at the time of the disposition of certain former operations of Ceridian, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.


---------------------------------------------------------------------------------
COMPONENTS OF EARNINGS AND TAXES FROM        2000          1999          1998
CONTINUING OPERATIONS
---------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES
  U.S.                                   $   107.4     $   154.3     $   157.1
  International                               20.4          13.0          11.1
                                         -----------   -----------   ------------
       Total                             $   127.8     $   167.3     $   168.2
                                         ===========   ===========   ============
INCOME TAX PROVISION
  Current
     U.S.                                $     0.8     $      --     $      --
     State and other                           2.1           0.7           2.3
                                         -----------   -----------   ------------
                                               2.9           0.7           2.3
                                         -----------   -----------   ------------
  Deferred
     U.S.                                     35.0          55.0          36.7
     State and other                          10.4           7.2           3.9
                                         -----------   -----------   ------------
                                              45.4          62.2          40.6
                                         -----------   -----------   ------------
       Total                             $    48.3     $    62.9     $    42.9
                                         ===========   ===========   ============
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
EFFECTIVE RATE RECONCILIATION                2000          1999          1998
---------------------------------------------------------------------------------
U.S. statutory rate                            35%           35%           35%
                                         -----------   -----------   ------------

Income tax provision at
   U.S. statutory rate                   $    44.8     $    58.5     $    58.9
State income taxes, net                        1.6           1.6           0.8
Goodwill                                       8.5           6.3           3.0
Benefit from sale of business                   --            --         (18.5)
Other                                         (6.6)         (3.5)         (1.3)
---------------------------------------------------------------------------------
          Income tax provision           $    48.3     $    62.9     $    42.9
                                         ===========   ===========   ============
---------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TAX EFFECT OF ITEMS THAT COMPRISE A SIGNIFICANT PORTION OF THE NET DEFERRED
TAX ASSET AND DEFERRED TAX LIABILITY

---------------------------------------------------------------------------------
                                                           December 31,
                                                ---------------------------------
                                                     2000              1999
---------------------------------------------------------------------------------
DEFERRED TAX ASSET
Net operating loss carryforwards              $          16.6    $         75.7
Restructuring and other accruals                         46.4              53.3
Other                                                    29.7              17.6
                                                ---------------    --------------
Total                                                    92.7             146.6
                                                ---------------    --------------

DEFERRED TAX LIABILITY
Employment related accruals                             (36.4)            (26.8)
Intangibles                                             (54.4)            (38.9)
Other                                                   (28.1)            (16.0)
                                                ---------------    --------------
Total                                                  (118.9)            (81.7)
                                                ---------------    --------------

NET DEFERRED TAX ASSET (LIABILITY)            $         (26.2)   $         64.9
                                                ===============    ==============


NET DEFERRED TAX ASSET (U.S.)
Current portion                               $          41.8    $         74.2
Noncurrent portion                                         --               2.6
                                                ---------------    --------------
Total                                         $          41.8    $         76.8
                                                ===============    ==============

DEFERRED TAX LIABILITY
Current portion                               $           0.3    $          1.6
Noncurrent portion                                       67.7              10.3
                                                ---------------    --------------
Total                                         $          68.0    $         11.9
                                                ===============    ==============


DEFERRED TAX LIABILITY BY GEOGRAPHY
United States                                 $          49.3    $          1.4
International                                            18.7              10.5
                                                ---------------    --------------
Total                                         $          68.0    $         11.9
                                                ===============    ==============

---------------------------------------------------------------------------------




                   From Page 27 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




C.  SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS


UNUSUAL LOSSES (GAINS)
In March 2000, Ceridian approved plans to streamline management and improve customer service and the quality of operations, primarily in HRS, during 2000. These plans resulted from a review by Ceridian executive and business unit management teams announced in January 2000. To the extent that certain costs related to these planned actions were appropriately recognized as liabilities upon approval of the plan or related to impairments of asset values identified in the current period, Ceridian recorded as other expense (income) charges of $44.7 in first quarter 2000. These charges included $26.4 of accrued exit costs and $18.3 for impairment of asset values ("asset write-downs"). Exit costs for severance involved involuntary termination notices for approximately 500 employment positions, primarily in HRS, of which approximately 466 had been eliminated by December 31, 2000. The other exit costs were incremental costs directly related to terminated activities and not to continuing operations, primarily the lease cost for idled facilities and contract termination fees. With the exception of costs related to long-term leases, payment of accrued exit costs is expected to take place by early 2001.


----------------------------------------------------------------------------------
                                                     Years Ended December 31,
                                              ------------------------------------
OTHER EXPENSE (INCOME)                             2000         1999       1998
----------------------------------------------------------------------------------
Asset write-downs                             $     18.3   $       --   $     --
Accrued exit costs, net of recovery                 12.2           --         --
Foreign currency translation expense (income)        0.5          0.5         --
Loss (Gain) on sale of assets                        0.2         (5.5)       0.2
Unusual losses (gains)                                --           --       (9.2)
Minority interest and equity in operations
of affiliates                                        0.8          2.0         --
Other expense (income)                              (0.3)        (1.4)       0.1
                                              ------------ -----------------------
Total                                         $     31.7   $     (4.4)  $   (8.9)
                                              ============ ============ ==========
----------------------------------------------------------------------------------

    Asset write-downs included the write-off of capitalized software amounts related to a software development contract that was terminated in the first quarter 2000, certain property and equipment abandoned at a number of idled facilities, and various goodwill and intangible asset balances with respect to two previous acquisitions. The impairment of goodwill and intangible assets considered situations in which the sum of related estimated future cash flows (undiscounted and without interest) was less than the carrying amount of such assets, including attributed portions of unallocated excess cost over net assets acquired. The amount of the impairment loss was the excess of the carrying amount of the impaired asset over the fair value of the asset. Generally, fair value represented the expected future cash flows from the use of the asset or group of assets, discounted at a rate commensurate with the risks involved.

    With respect to accrued amounts related to certain actions taken by Ceridian in 1997, Ceridian paid $6.4 of accrued costs during the year ended December 31, 2000. Additionally, during first quarter 2000, Ceridian credited other expense (income) with a recovery of $14.2 of unused accruals established in connection with these 1997 actions. This recovery relates to the reversal of the amount accrued in excess of the settlement amount for the securities litigation matter related to the CII software project termination for which the U.S. District Court approved the finalized settlement on March 31, 2000.

    The 1998 unusual gains of $9.2 ($5.8 after-tax) are related primarily to the sale in fourth quarter of land not used in operations.


                                                                           OTHER CASH CHARGES
                                                           ----------------------------------------------------
                                          NON-CASH ASSET                    OCCUPANCY    CONTRACT    LEGAL AND
                                          --------------                    ---------    --------    ---------
                                            WRITE-OFFS       SEVERANCE        COSTS     TERMINATION    OTHER     TOTAL
                                            ----------       ---------        -----     -----------    -----     -----
1997 UNUSUAL CHARGES
--------------------
Total accrued costs                                          $   17.7      $   13.0      $   14.3     $  58.2  $ 103.2
Utilization:
  1997 cash payments                                             (7.1)         (4.4)        (11.4)      (18.2)   (41.1)
  1998 cash payments                                             (8.6)         (4.8)         (2.9)      (11.6)   (27.9)
  1999 cash payments                                             (2.0)         (2.8)           --        (4.3)    (9.1)
  1999 accrual reversal                                            --            --            --        (4.5)    (4.5)
  2000 cash payments                                               --          (1.0)           --        (5.4)    (6.4)
  2000 accrual reversal                                            --            --            --       (14.2)   (14.2)
                                                           -------------------------------------------------------------
Balance of accruals at December 31, 2000                     $     --      $     --      $     --     $    --  $    --
                                                           =============================================================

2000 UNUSUAL CHARGES
--------------------
Total initial charges                            $   18.3    $   16.4      $    8.7      $    1.3     $    --    $44.7
Less non-cash asset write-offs                      (18.3)         --            --            --          --    (18.3)
                                         -------------------------------------------------------------------------------
Total accrued costs                              $     --    $   16.4      $    8.7      $    1.3     $    --  $  26.4
                                         ==================
Utilization:
  2000 cash payments                                             (9.2)         (5.1)         (1.3)         --    (15.6)
                                                           -------------------------------------------------------------
                                                             $    7.2      $    3.6      $     --     $    --  $  10.8
                                                           =============================================================



                   From Page 28 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




DISCONTINUED OPERATIONS
On July 18, 2000, Ceridian announced its intention to separate its human resource services division and subsidiaries and Comdata subsidiaries from its media information division and subsidiaries, Arbitron, into two independent, publicly traded companies. The separation is expected to be effected through a tax-free distribution to the stockholders of Ceridian (the "spin-off") of all of the shares of common stock of a newly formed, wholly owned subsidiary corporation (New Ceridian Corporation) comprising the human resource services division and subsidiaries and Comdata subsidiaries of Ceridian. The media information division and subsidiaries would then represent the only remaining business within Ceridian. At the time of the spin-off, Ceridian would change its name to "Arbitron Inc." and New Ceridian Corporation would change its name to "Ceridian Corporation." Shares of Ceridian Corporation would then represent the human resource services business division and subsidiaries and Comdata subsidiaries and the shares of Arbitron Inc. would represent Ceridian's former media information business.

    For purposes of, among other things, governing certain of the ongoing relations between Ceridian and Arbitron as a result of the spin-off as well as to allocate certain tax, employee benefit and other liabilities arising prior to the spin-off, the companies have entered into various agreements.

    In November 2000, Ceridian received a private letter ruling from the Internal Revenue Service that the spin-off will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code. The distribution date for the spin-off has been set for March 30, 2001 for stockholders of record on March 16, 2001.

    Due to the relative significance of the human resource services and Comdata business segments to Ceridian, New Ceridian will be treated as the "accounting successor" to Ceridian for financial reporting purposes, notwithstanding the legal form of the spin-off described above. The spin-off will be accounted for pursuant to Accounting Principles Board Opinion No. 29, "Accounting for Non-Monetary Transactions," based upon the recorded amounts of the net assets being spun-off (there was no impairment of value). New Ceridian will charge directly to equity as a dividend the carrying amount of the net assets of Arbitron. As a result of the payment made under the distribution agreement, New Ceridian's equity is expected to increase by approximately $190.0. Summarized operating results, loss on disposition and net assets of Arbitron as a discontinued operation are presented in accompanying tables.

    Estimated spin-off charges include $27.0 for a pre-payment premium related to the required early retirement of the senior notes, $3.4 for the write-off of deferred debt discount and expenses and $20.0 for other spin-related costs, primarily for investment banker, legal and accounting fees.

-----------------------------------------------------------------------------------
               SUMMARIZED OPERATING RESULTS AND GAIN (LOSS) ON DISPOSITION
                                OF DISCONTINUED OPERATIONS
-----------------------------------------------------------------------------------
                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2000       1999      1998
                                                     ---------  --------  ---------
EARNINGS FROM OPERATIONS
Revenue of Arbitron                                     $ 206.8    $ 190.1   $  173.8
Earnings before income taxes of Arbitron                $  77.3    $  65.9   $   57.6
Net earnings of Arbitron                                $  47.6    $  40.9   $   36.6
Less net earnings after measurement date of
  July 18, 2000 applied against loss on disposition       (20.0)        --         --
                                                         --------   -------   --------
Earnings from discontinued operations of Arbitron       $  27.6    $  40.9   $   36.6
                                                         ========   =======   ========

GAIN (LOSS) ON DISPOSITION
Spin-off charges (net of income taxes of $11.0)         $ (39.4)
2000 earnings after measurement date applied against
  loss on disposition (net of income taxes of $12.5)       20.0
2001 estimated earnings until spin-off date (net of
  income taxes of $7.5)                                    12.5
                                                         --------
Loss on disposition of Arbitron                         $  (6.9)
                                                         ========
Additional gain from recovery of accrual from
  1997 sale of Computing Devices International                               $   25.4
                                                                              ========

DISCONTINUED OPERATIONS PER SHARE RESULTS
Earnings from operations per basic share                $  0.19    $  0.28   $   0.25
Earnings from operations per diluted share              $  0.19    $  0.28   $   0.25

Loss from disposition per basic share                   $ (0.05)   $    --   $   0.18
Loss from disposition per diluted share                 $ (0.05)   $    --   $   0.18

Shares used in basic calculation (in thousands)         145,229    144,524    144,070
Shares used in diluted calculation (in thousands)       146,734    147,964    147,597

------------------------------------------------------------------------------------------
                     SUMMARIZED NET ASSETS OF DISCONTINUED OPERATIONS
------------------------------------------------------------------------------------------
                                                              AT DECEMBER 31,
                                                       ----------------------------
                                                           2000           1999
                                                       -------------- -------------
Current assets                                          $        51.7  $       40.0
Noncurrent assets                                                45.1          33.2
                                                       --------------  ------------
Total assets                                                     96.8          73.2
Current liabilities                                              66.5          90.2
Noncurrent liabilities                                            2.1           6.8
                                                        -------------  ------------
Net assets (liabilities)                                $        28.2  $      (23.8)
                                                        ============= =============


                   From Page 29 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03





D.  SEGMENT DATA

Ceridian operates in the information services industry principally in the U.S. and provides products and services to the human resource and transportation information markets. These businesses collect, manage and analyze data and process transactions on behalf of customers, report information resulting from such activities to customers, and provide customers with related software applications and services. The technology-based products and services of these businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue. The business segments are distinguished primarily by reference to the markets served and the nature of the services provided. Selected business segment information is provided in an accompanying table.

    Human Resource Services offers a broad range of services and software designed to help employers more effectively manage their work forces and information that is integral to human resource processes. These products and services include transaction-oriented administrative services and software products, primarily in areas such as payroll processing and tax filing, as well as management support software and services in areas such as benefits administration, qualified plan administration, skills management, regulatory compliance, employee training, work-life effectiveness and employee assistance programs. Revenue from payroll and tax filing services also includes investment income earned by Ceridian from deposits temporarily held pending remittance on behalf of customers to taxing authorities and customers' employees. These activities are conducted primarily in the U.S. and, to a lesser extent, through subsidiaries in the United Kingdom ("UK") and, beginning in 1998, Canada.

------------------------------------ ------------------------------------
                                          YEARS ENDED DECEMBER 31,
                                     ------------------------------------
GEOGRAPHIC SEGMENT DATA                 2000          1999        1998
------------------------------------------------  ----------- -----------
U.S. OPERATIONS
Revenue                               $ 1,013.4    $   979.7     $ 847.1
Property, plant and equipment
   at December 31                         147.8        176.9        78.4

NON-U.S. OPERATIONS
UNITED KINGDOM OPERATIONS
Revenue                               $    61.3    $    57.8     $  51.5
Property, plant and equipment
   at December 31                           3.9          4.1         4.6
CANADIAN OPERATIONS
Revenue                                   101.0         89.5        69.0
Property, plant and equipment
   at December 31                           8.7          7.1         4.2
                                    ------------  ----------- -----------
TOTAL NON-U.S. OPERATIONS
Revenue                               $   162.3    $   147.3     $ 120.5
Property, plant and equipment
   at December 31                          12.6         11.2         8.8
                                    ------------  ----------- -----------

TOTAL WORLDWIDE
Revenue                               $ 1,175.7    $ 1,127.0     $ 967.6
Property, plant and equipment
   at December 31                         160.4        188.1        87.2
-------------------------------------------------------------------------

    Comdata provides transaction processing and decision support services to the transportation industry, primarily trucking companies, truck stops and truck drivers, in both the long haul and local markets in the U.S. These services primarily involve the use of a proprietary funds transfer card which facilitates truck driver transactions and provides transaction control and trip information for trucking firms. Additionally, Comdata provides assistance in obtaining regulatory permits and other compliance services, driver relations services, local fueling services and discounted telecommunications services in its markets. In 1999, Comdata established its Payment Services division for extending Comdata's products and services to customers outside the transportation industry.

    The Other segment includes the unallocated amounts related to corporate center operations. The assets of corporate center operations include cash and equivalents as well as deferred income tax and pension assets.

    Ceridian measures business segment results by reference to earnings before interest and taxes ("EBIT"), adjusted for unusual gains and losses. Unusual gains and losses in 2000 and 1998 are discussed in Note C. Expenses incurred by corporate center operations are charged or allocated to the business segments.

     Revenue from sales between business segments is not material. The operations of Ceridian are conducted primarily in the U.S and revenue from sales between U.S. and non-U.S. entities is not material. Non-U.S. operations in Canada and the UK relate largely to the Human Resource Services segment. Geographic data for or at the end of each of the last three years, presented above, is determined by reference to the location of operation.



                   From Page 30 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




BUSINESS SEGMENTS
-----------------------------------------------------------------------------------------------
                                                             Years Ended December 31,
                                                   --------------------------------------------
                                                       2000           1999            1998
                                                   -------------  ------------   --------------
HUMAN RESOURCE SERVICES
Revenue                                            $     866.9    $    828.1     $      700.3

EBIT before unusual losses and gains               $     109.5    $    113.4     $      100.5
Unusual (losses) gains                                   (37.0)           --               --
                                                   -------------  ------------   --------------
EBIT                                               $      72.5    $    113.4     $      100.5

Total assets                                       $   1,264.7    $  1,296.4     $      471.5
Depreciation and amortization                      $      78.1    $     63.5     $       40.0
Expended for property, plant and equipment         $      43.3    $     37.8     $       35.8
-----------------------------------------------------------------------------------------------
COMDATA
Revenue                                            $     308.8    $    298.9     $      267.3

EBIT before unusual losses and gains               $      83.9    $     72.2     $       52.4
Unusual (losses) gains                                    (2.6)           --               --
                                                   -------------  ------------   --------------
EBIT                                               $      81.3    $     72.2     $       52.4

Total assets                                       $     572.6    $    468.4     $      398.6
Depreciation and amortization                      $      18.5    $     15.6     $       13.4
Expended for property, plant and equipment         $       7.9    $     11.7     $        6.7
-----------------------------------------------------------------------------------------------
OTHER
EBIT before unusual losses and gains               $        --    $       --     $        --
Unusual (losses) gains                                     9.1            --              9.2
                                                   -------------  ------------   --------------
EBIT                                               $       9.1    $       --     $        9.2

Total assets                                       $     250.7    $    223.7     $      346.8
Depreciation and amortization                      $      (9.0)   $     (6.9)    $       (6.9)
Expended for property, plant and equipment         $      15.3    $     25.8     $        2.5
-----------------------------------------------------------------------------------------------
TOTAL CERIDIAN
Revenue                                            $   1,175.7    $  1,127.0     $      967.6

EBIT before unusual losses and gains               $     193.4    $    185.6     $      152.9
Unusual (losses) gains                                   (30.5)           --              9.2
                                                   -------------  ------------   --------------
EBIT                                               $     162.9    $    185.6     $      162.1

Total assets                                       $   2,088.0    $  1,988.5     $    1,216.9
Depreciation and amortization                      $      87.6    $     72.2     $       46.5
Expended for property, plant and equipment         $      66.5    $     75.3     $       45.0

-----------------------------------------------------------------------------------------------



                   From Page 31 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03





E. CAPITAL ASSETS

-----------------------------------------------------------------------------------------------------------
                                                                                     December 31,
                                                                           --------------------------------
                                                                               2000              1999
-----------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                                                         $     12.1        $     14.8
Machinery and equipment                                                           235.0             222.6
Buildings and improvements                                                         80.7              60.2
Construction in progress                                                             --              54.7
                                                                           --------------    --------------
                                                                                  327.8             352.3
Accumulated depreciation                                                         (167.4)           (164.2)
                                                                           --------------    --------------
Property, plant and equipment, net                                           $    160.4        $    188.1
                                                                           ==============    ==============

-----------------------------------------------------------------------------------------------------------
GOODWILL
Goodwill                                                                     $    988.1        $    951.0
Accumulated amortization                                                          (90.2)            (58.1)
                                                                           --------------    --------------
Goodwill, net                                                                $    897.9        $    892.9
                                                                           ==============    ==============

-----------------------------------------------------------------------------------------------------------
OTHER INTANGIBLES
Customer lists                                                               $     36.1        $     32.1
Trademarks                                                                         49.2              49.3
Technology                                                                         43.7              42.6
Other                                                                              35.1              36.9
                                                                           --------------    --------------
Total other intangible assets                                                     164.1             160.9
Accumulated amortization                                                          (35.7)            (25.6)
                                                                           --------------    --------------
Other intangible assets, net                                                 $    128.4        $    135.3
                                                                           ==============    ==============

-----------------------------------------------------------------------------------------------------------
SOFTWARE AND DEVELOPMENT COSTS
Purchased software                                                           $     29.8        $     29.7
Software development costs                                                         60.0              45.7
                                                                           --------------    --------------
                                                                                   89.8              75.4
Accumulated amortization                                                          (32.8)            (27.4)
                                                                           --------------    --------------
Software and development costs, net                                          $     57.0        $     48.0
                                                                           ==============    ==============
-----------------------------------------------------------------------------------------------------------
                                                                      Years Ended December 31,
                                                          -------------------------------------------------
DEPRECIATION AND AMORTIZATION                                 2000             1999              1998
-----------------------------------------------------------------------------------------------------------
Depreciation and amortization
  of property, plant and equipment                         $     39.2       $      36.5        $     30.6
Amortization of goodwill                                         34.5              25.3              10.2
Amortization of other intangible assets                          14.4              11.1               9.6
Amortization of software and development costs                    9.1               7.2               4.0
Pension credit                                                   (9.6)             (7.9)             (7.9)
                                                          -------------    --------------    --------------
    Total                                                  $     87.6       $      72.2        $     46.5
                                                          =============    ==============    ==============




                   From Page 32 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03





F.  INVESTING ACTIVITY

In May 2000, Comdata completed the acquisition of Stored Value Systems, Inc. ("SVS") by exercising an option to purchase the remaining interest and paying $50.9. Comdata had acquired a majority interest in SVS in March 1999 for $20.3. As a result of the acquisition, Comdata recorded goodwill and intangibles totaling $63.4 to be amortized over periods of 2 to 15 years. Other business acquisitions during 2000 resulted in payments of $14.2, principally for a payroll service that operates primarily in the UK.

    Proceeds from sales of assets during 2000 primarily involved the November sale and leaseback of the real property constituting the newly constructed Ceridian headquarters facility for $41.0. The gain of $1.2 from this transaction will be recognized over the term of the lease. The September sale of property in Palm Harbor, Fla., formerly used in Ceridian's benefits services operations, provided proceeds of $12.8 and the excess of the proceeds over the carrying value of the property reduced goodwill related to the acquisition of ABR Information Services, Inc. ("ABR").

    At December 31, 2000, Ceridian held 1,580,023 registered shares of the common stock of HotJobs.com, Ltd. (159,459 of which remain in escrow until May
2001) that were received in 2000 in exchange for preferred stock received in connection with the sale of Resumix, Inc. in 1998. The fair value of $11.44 per share (based on quoted market prices at December 31, 2000) for these securities is reflected in short-term investments with a corresponding credit, net of deferred income taxes, reported as unrealized gain on marketable securities within accumulated other comprehensive income in stockholders' equity. Any gain related to these securities will be recognized at the time of sale.

    As of June 7, 1999, Ceridian acquired ABR as a result of a tender offer for all outstanding shares of ABR common stock at a price of $25.50 per share in cash and a subsequent merger on July 22, 1999. ABR provided comprehensive benefits administration, payroll and human resource services to employers of all sizes.

    The purchase price of $751.8 included $720.9 for tendered shares, $12.7 for ABR shares converted to the right to receive $25.50 per share and $6.7 for Ceridian direct acquisition costs. The purchase price also included the exchange of Ceridian stock options valued at $11.5 for any unexercised ABR stock options outstanding.

    The value assigned to the net assets of ABR, including adjustments during the year following the acquisition, amounted to $71.2, and goodwill and intangibles of $680.6 is being amortized over a 30-year period.

    The 1999 net investing cash outflows related to the ABR acquisition, after reduction for cash and equivalents acquired of $77.4, amounted to $681.5. These outflows included payments of $720.9 for shares tendered in June, $12.7 deposited in July for the remaining shares, and payments of $6.4 for Ceridian direct acquisition costs and $18.9 for ABR liabilities directly related to the acquisition. The directly related ABR liabilities assumed included payments during 1999 of $11.4 paid in July to buy out vested ABR stock options and $7.5 for investment consulting fees.

    During first quarter 1998, Ceridian, through a Canadian subsidiary, acquired the payroll services businesses of two Canadian banks for a total cash payment of $140.7 of which $70.4 was borrowed from the sellers. The acquisitions resulted in the recording of $123.5 of goodwill. In November 1998, Ceridian acquired the work-life services business of Work/Family Directions, Inc. The acquisition resulted in a cash payment of $77.5 and the recording of $66.5 of goodwill.

    In January 1998, Comdata exchanged its gaming services business for First Data Corporation's NTS transportation services business and $50.5 in cash. The transaction was accounted for as a monetary exchange at fair value. The net cash inflow from the exchange was $30.1 and the net reduction in goodwill was $44.1. During 1998, Ceridian sold its Resumix and Tesseract operations, along with other smaller businesses and assets. The aggregate net cash proceeds from these sales were $19.4 with no material gain or loss.



                   From Page 33 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




G.  RETIREMENT PLANS

PENSION BENEFITS
Ceridian maintains a defined benefit pension plan for U.S. employees that closed to new participants effective January 2, 1995. Assets of the plan consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities issued by Ceridian. Benefits under the plan are generally calculated on final or career average earnings and years of participation in the plan. Most participating employees are required to contribute to the plan as a condition of active participation. Certain former employees are inactive participants in the plan. The plan is funded in accordance with funding requirements under the Employee Retirement Income Security Act of 1974, based on determinations of an independent consulting actuary.

    The funded status of the plan at September 30, 2000 and 1999 measurement dates and changes in funded status for the annual periods then ended are shown in the accompanying tables, along with the net periodic pension cost and assumptions used in calculations for each of the last three years.

    Ceridian also sponsors a nonqualified supplemental retirement plan. The projected benefit obligations at September 30, 2000 and 1999 for this plan were $24.7 and $23.2, respectively, and the net periodic pension costs were $3.3 for 2000, $3.0 for 1999 and $2.8 for 1998. The related intangible asset amounts included in prepaid pension cost were $1.3 at December 31, 2000 and $1.5 at December 31, 1999. At December 31, 2000 and 1999, respectively, prepaid pension cost also included $7.9 and $7.5 held in benefit protection trusts for certain plan participants.

    The costs recognized by Ceridian with respect to its defined contribution retirement plans were $9.2 in 2000, $7.8 in 1999 and $8.8 in 1998.

-----------------------------------------------------------------------------------
FUNDED STATUS OF DEFINED BENEFIT                                September 30,
                                                        ---------------------------
RETIREMENT PLAN AT MEASUREMENT DATE                         2000           1999
-----------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION DURING THE PERIOD
At beginning of period                                  $     554.1   $      567.7
Service cost                                                    2.1            2.6
Interest cost                                                  41.5           39.7
Actuarial (gain) loss                                          (8.7)         (11.9)
Benefits paid                                                 (47.7)         (44.0)
                                                        ------------- -------------
At end of period                                        $     541.3   $      554.1
                                                        ------------- -------------

CHANGE IN FAIR VALUE OF PLAN ASSETS DURING THE PERIOD
At beginning of period                                  $     576.3   $      552.5
Actual return on plan assets                                   91.6           67.8
Benefits paid                                                 (47.7)         (44.0)
                                                        ------------- -------------
At end of period                                        $     620.2   $      576.3
                                                        ------------- -------------

FUNDED STATUS OF PLAN                                   $      78.9   $       22.2
Unrecognized net loss                                          34.5           78.1
Unrecognized prior service cost                                 5.5            9.0
                                                        ------------- -------------
Net pension asset recognized
   in the consolidated balance sheet                    $     118.9   $      109.3
                                                        ===========   =============
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
ASSUMPTIONS USED IN CALCULATIONS                          2000       1999     1998
-----------------------------------------------------------------------------------
                                                        ---------------------------
Discount rate                                             7.75%      7.50%    7.00%
Rate of compensation increase                             4.00%      4.00%    4.00%
Expected return on plan assets                            9.50%      9.50%    9.50%

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
NET PERIODIC PENSION COST (CREDIT)                         2000      1999     1998
-----------------------------------------------------------------------------------
                                                       ----------------------------
Service cost                                            $   2.1    $  2.6   $  2.0
Interest cost                                              41.6      39.7     42.1
Expected return on plan assets                            (56.8)    (54.9)   (53.8)
Net amortization and deferral                               3.5       4.7      1.8
                                                       ---------- --------- -------
          Total                                         $  (9.6)   $ (7.9)  $ (7.9)
                                                       ========== ========= =======
-----------------------------------------------------------------------------------

    Plan amounts include those related to participating employees of Arbitron discontinued operations. Pension obligations and related plan assets, determined in accordance with the Internal Revenue Code, will be transferred to Arbitron at the time of the spin-off. Ceridian will retain responsibility for all participants in the qualified and nonqualified defined benefit plans who terminated employment before January 1, 2001, or were receiving benefits under Ceridian's long-term disability insurance plan immediately before January 1, 2001.


                   From Page 34 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03



POSTRETIREMENT BENEFITS
Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations of Ceridian that were subsequently sold or discontinued. Ceridian sponsors several health care plans in the U.S. for both pre- and post-age 65 retirees. Company contributions to these plans differ for various groups of retirees and future retirees. Employees hired on or after January 1, 1992 may enroll at retirement in company-sponsored plans with no company subsidy. Employees hired before and retiring after that date may enroll in plans that subsidize pre-age 65 coverage only. Employees who retired prior to 1992 are subject to various cost-sharing policies depending on when retirement began and eligibility for Medicare. This is a closed group. Most retirees outside the United States are covered by governmental health care programs, and Ceridian's cost is not significant.

    The following tables present the amounts and changes in the aggregate benefit obligation at the beginning and end of and for each of the last two measurement periods and the components of net periodic postretirement benefit cost for the plans for the last three years. Ceridian does not prefund these costs.

-----------------------------------------------
FUNDED STATUS OF POSTRETIREMENT
HEALTH CARE AND LIFE INSURANCE PLANS
-----------------------------------------------
                                 2000     1999
CHANGE IN BENEFIT OBLIGATION
At beginning of period          $41.8   $ 44.6
Service cost                      0.2      0.1
Interest cost                     3.0      3.0
Participant contributions         1.0      1.1
Actuarial loss (gain)            (4.9)    (4.1)
Benefits paid                    (3.5)    (2.9)
                               ----------------
At end of period                $37.6   $ 41.8
                               ----------------

CHANGE IN PLAN ASSETS
At beginning of period          $  --   $   --
Company contributions             2.5      1.8
Participant contributions         1.0      1.1
Benefits paid                    (3.5)    (2.9)
                               ----------------
At end of period                $  --   $   --
                               ----------------

FUNDED STATUS OF PLAN
Benefit obligation, net         $37.6   $ 41.8
Unrecognized actuarial gain      14.8     10.4
                               ----------------
At end of period                $52.4   $ 52.2
                                =====   ======
-----------------------------------------------

Current portion                 $ 6.0   $  6.0
Noncurrent portion               46.4     46.2
                               ----------------
  Total                         $52.4   $ 52.2
                                =====   ======
-----------------------------------------------
------------------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST
------------------------------------------------------------
                                     2000     1999    1998
                                     ----     ----    ----
Service cost                        $ 0.2    $ 0.1   $ 0.1
Interest cost                         3.0      3.0     3.0
Actuarial gain amortization          (0.5)    (0.2)   (0.2)
Other                                  --       --     0.4
------------------------------------------------------------
  Net periodic benefit cost         $ 2.7    $ 2.9   $ 3.3
                                    =====    =====   =====

------------------------------------------------------------

    The assumed health care cost trend rate used in measuring the benefit obligation is 8% for pre-age 65 and 5.75% for post-age 65 in 2000, with pre-age 65 rates declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003. A one percent increase in this rate would increase the benefit obligation at September 30, 2000 by $2.4 and the aggregate service and interest cost for the 2000 measurement period by $0.2. A one percent decrease in this rate would decrease the benefit obligation at September 30, 2000 by $2.3 and the aggregate service and interest cost for the 2000 measurement period by $0.2. The weighted average discount rates used in determining the benefit obligation at the measurement dates were 7.75% for 2000 and 7.5% for 1999.

    Plan amounts include those related to participating employees of the Arbitron discontinued operations. Ceridian's postretirement and postemployment plans will continue to provide coverage for all eligible Arbitron employees who terminated employment covered by the plan on or prior to the spin-off. Arbitron intends to maintain similar plans providing postretirement health care and life insurance benefits following the spin-off. Ceridian's unfunded benefit obligation for these benefits will be allocated to Arbitron after reduction for active Arbitron employees who do not elect to commence retirement at or prior to the spin-off.



                   From Page 35 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03



H.  STOCK PLANS

During the three-year period ended December 31, 2000, Ceridian maintained stock-based compensation plans for directors, officers, other employees, consultants and independent contractors.

    The 2000 Director Performance Incentive Plan authorizes the issuance of up to 350,000 shares in connection with awards of stock options and non-performance restricted stock to non-employee directors of Ceridian and its adoption resulted in the expiration of 16,166 unawarded shares authorized under a predecessor plan with similar terms. An annual grant of a non-qualified stock option to purchase 4,000 shares is made to each eligible director with such grants becoming fully exercisable six months after the date of grant. The exercise price of the options is the fair market value of the underlying stock at the date of grant, and the options expire in ten years.

    A one-time award of non-performance restricted shares is made to each non-employee director when the director first joins the Board with restrictions on transfer that will ordinarily lapse annually over a five-year period. The number of shares awarded will have a fair market value equal to two and one-half times the then current annual retainer paid to non-employee directors.

    Additionally, at least one-half of the annual retainer for each non-employee director is also provided in the form of restricted stock, deferred stock or a combination of the two. The restrictions on transfer of the retainer awards will lapse at the conclusion of the director's service.

    The 1999 Stock Incentive Plan ("1999 SIP") authorizes the issuance until February 2, 2009 of up to 12,695,048 common shares, which includes remaining shares that were authorized and available for grant under a predecessor plan, in connection with awards of stock options, restricted stock awards and performance unit awards to eligible participants. Eligible participants in the 1999 SIP include all employees of Ceridian and any non-employee director, consultant and independent contractor of Ceridian.

    Stock options awarded under the 1999 SIP and its predecessor plans generally vest annually either over a three-year period or on a specific date if certain performance criteria were satisfied, have 10-year terms and have an exercise price that may not be less than the fair market value of the underlying stock at the date of grant.

    The 1999 SIP gives discretion to the Compensation and Human Resources Committee (the committee of the Board of Directors of Ceridian that administers the 1999 SIP) to determine the effect that a change of control of Ceridian will have upon awards made under that plan. The vesting of stock option awards granted in 1999 and 2000 under the 1999 SIP will accelerate upon a change of control of Ceridian. The predecessor employee plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of Ceridian.

-----------------------------------------------------------------------------------------------------------------
                                                                                                       Weighted-
STOCK PLANS                                                                                              Average
                                                                                                        Exercise
                                        Option Price                                      Available        Price
                                           Per Share    Outstanding      Exercisable      for Grant   of Options
-----------------------------------------------------------------------------------------------------------------
   At December 31, 1997               $0.89 - $26.13     12,247,194        5,049,286      5,964,436      $17.18
-----------------------------------------------------------------------------------------------------------------
   Authorized                                                                             3,006,000
   Granted                             18.63 - 33.16      5,109,000                      (5,109,000)      27.42
   Became exercisable                   4.43 - 28.10                       2,200,162
   Exercised                            0.89 - 26.13     (2,804,050)      (2,804,050)                     13.00
   Canceled                             6.47 - 33.16     (1,058,196)         (82,194)       980,448       20.68
   Expired                                      5.92         (2,280)          (2,280)      (360,062)       5.92
   ESPP purchases                                                                          (202,988)
   Restricted stock, net                                                                    630,522
   Performance units forfeited                                                                8,000
-----------------------------------------------------------------------------------------------------------------
   At December 31, 1998               $3.09 - $33.16     13,491,668        4,360,924      4,917,356      $21.65
-----------------------------------------------------------------------------------------------------------------
   Authorized                                                                            12,695,048
   ABR conversion                       5.08 - 42.64        844,393          428,335
   Granted                             19.94 - 38.97      3,891,970                      (3,891,970)      22.73
   Became exercisable                   6.47 - 34.58                       3,038,429
   Exercised                            3.76 - 29.00     (1,265,599)      (1,265,599)                     14.98
   Canceled                             6.47 - 36.78     (1,031,166)         (70,019)       932,488       25.36
   Expired                                      7.65         (1,860)          (1,860)    (2,695,048)       7.65
   ESPP purchases                                                                          (239,073)
   UK Plan purchases                                                                           (296)
   Restricted stock, net                                                                     37,864
   Performance units forfeited                                                               14,660
-----------------------------------------------------------------------------------------------------------------
   At December 31, 1999               $3.09 - $42.64     15,929,406        6,490,210     11,771,029      $22.26
-----------------------------------------------------------------------------------------------------------------
   AUTHORIZED                                                                               333,834
   GRANTED                             16.00 - 27.88      1,466,653                      (1,466,653)      22.55
   BECAME EXERCISABLE                  10.53 - 38.97                       3,116,997
   EXERCISED                            3.09 - 27.41       (762,875)        (762,875)                     13.70
   CANCELED                            11.82 - 38.97     (2,990,630)        (672,055)       884,531       24.99
   EXPIRED                                      7.15         (4,000)          (4,000)                      7.15
   ESPP PURCHASES                                                                          (310,379)
   UK PLAN PURCHASES                                                                           (362)
   RESTRICTED STOCK, NET                                                                    (17,366)
-----------------------------------------------------------------------------------------------------------------
   AT DECEMBER 31, 2000               $3.76 - $42.64     13,638,554        8,168,277     11,194,634      $22.18
-----------------------------------------------------------------------------------------------------------------

COMMON SHARES RESERVED FOR FUTURE ISSUANCE AT DECEMBER 31, 2000 WERE 24,833,188.
-----------------------------------------------------------------------------------------------------------------



                   From Page 36 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03



    During 1998, Ceridian reserved 1,000,000 common shares for a new stock-based compensation plan ("UK Plan") for certain employees in its operations in the United Kingdom.

    The Employee Stock Purchase Plan ("ESPP") provides for the issuance of up to 3,000,000 shares of newly issued or treasury common stock of Ceridian to eligible employees. The purchase price of the stock to ESPP participants is 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period.

    As reported in Note A, Ceridian adopted the disclosure-only provisions of FAS 123 and continues to account for stock-based compensation as in prior years. Therefore, no expense is recorded with respect to Ceridian's stock option or employee stock purchase plans.

    At the time of the spin-off, holders of Ceridian stock options will have their options adjusted in number, kind and exercise price to preserve the intrinsic value of their holdings based upon their employment status. Other terms of the options would not be changed. Ceridian stock options outstanding at December 31, 2000 included 1,718,528 held by Arbitron participants of which 1,173,039 were exercisable at that date.

    The following disclosure, including referenced tables, is provided with respect to the provisions of FAS 123. Ceridian employs the Black-Scholes option pricing model for determining the fair value of stock option grants and ESPP purchases, as presented in an accompanying table. Weighted average exercise prices for stock option activity and options outstanding at December 31, 2000, 1999 and 1998 are included in the Stock Plans table.

    Further information on outstanding and exercisable stock options by exercise price range as of the end of the current year is disclosed in an accompanying table. Ceridian is required to report the pro forma effect on net earnings and earnings per share that would have resulted if the fair value method of accounting for stock-based compensation issued in those years had been adopted. The application of the fair value method would have resulted in the determination of compensation cost for grants of stock options and purchases under the ESPP. Such compensation cost would then be allocated to the related period of service. The results of this calculation and the assumptions used appear in the accompanying pro forma table.

---------------------------------------------------------------------------------------
STOCK OPTION INFORMATION AS OF DECEMBER 31, 2000
---------------------------------------------------------------------------------------
                             Options Outstanding                Options Exercisable
                   ----------------------------------------  --------------------------

                                    Weighted
                                     Average     Weighted                     Weighted
                                   Remaining      Average                      Average
       Range of         Number   Contractual     Exercise          Number     Exercise
Exercise Prices    Outstanding          Life        Price     Exercisable        Price
-----------------  ------------  -------------  -----------  ------------  ------------
 $  3.76 - $19.64     1,770,079         4.73       $13.05     1,543,779         $12.36
  $19.65 - $19.94     2,742,975         8.81       $19.93       578,976         $19.94
  $19.95 - $22.37     3,591,675         6.48       $20.86     3,022,140         $20.80
  $22.38 - $27.40     2,007,963         7.38       $24.72     1,164,538         $24.96
  $27.41 - $27.68     2,501,234         7.81       $27.41     1,156,717         $27.41
  $27.69 - $42.64     1,024,628         7.57       $30.82       702,127         $31.40
--------------------------------------------------------------------------------------
 $  3.76 - $42.64    13,638,554         7.17       $22.18     8,168,277         $21.58
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
PRO FORMA EFFECT OF FAIR VALUE ACCOUNTING           2000           1999         1998
--------------------------------------------------------------------------------------
Net earnings as reported                          $100.2         $145.3       $187.3
Pro forma net earnings                             $87.1         $126.3       $173.3
Diluted earnings per share as reported             $0.68          $0.98        $1.27
Pro forma diluted earnings per share               $0.59          $0.85        $1.17
--------------------------------------------------------------------------------------
Weighted-Average Assumptions
Expected lives in years                              4-8            4-8          4-8
Expected volatility                                40.4%          37.4%        34.5%
Expected dividend rate                                --             --           --
Risk-free interest rate                             5.0%           6.3%         4.8%
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
WEIGHTED AVERAGE FAIR VALUES OF GRANTS, AWARDS AND PURCHASES
--------------------------------------------------------------------------------------------
                             2000                         1999                 1998
                     SHARES    FAIR VALUE    Shares     Fair Value      Shares    Fair Value
                   -------------------------------------------------------------------------
Stock options      1,466,653     $7.65      3,891,970      $7.97      5,109,000     $8.82
ESPP                 310,379     $4.95        239,073      $6.85        202,988     $5.53




                   From Page 37 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03




I.  FINANCING


On June 10, 1999, Ceridian completed a Rule 144A senior notes offering with registration rights and a face amount of $450.0, which notes were subsequently exchanged for registered senior notes. The original issue discount of $4.4, recorded as an offset to senior notes, and capitalizable issue costs of $0.8, recorded as other noncurrent assets, are being amortized to interest expense over the term of the senior notes. The senior notes have a five-year term, a coupon interest rate of 7.25% per annum payable semiannually beginning December 1, 1999, and mature on June 1, 2004.

    Ceridian applied the net proceeds from the sale of the senior notes, along with Ceridian funds and an advance of $210.0 on Ceridian's $250.0 domestic revolving credit agreement, to provide funding for the acquisition of ABR Information Services, Inc. During first quarter 2000, Ceridian repurchased, on the open market, senior notes with a face amount of $20.0. Based on quoted market prices for the same or similar securities or current rates offered to Ceridian for debt of the same maturities, the estimated fair value of the senior notes at December 31, 2000 was $435.4.

    At December 31, 2000 and 1999, the advances outstanding under a $250.0 domestic revolving credit facility, arranged with a commercial bank syndicate in July 1997, amounted to $ 50.0 and $125.0, respectively, along with $1.7 and $3.5 of letters of credit at the respective dates. Interest rates on outstanding amounts during 2000 and 1999 averaged 6.79% and 5.71%, respectively. No amount of advances was outstanding at December 31, 1998. The domestic credit facility is unsecured and has a final maturity of July 31, 2002. The full amount of the credit facility may be utilized for revolving loans and up to $75.0 of the credit facility may be used to obtain standby letters of credit. The pricing of the credit facility for both loans and letters of credit is determined based on Ceridian's senior unsecured debt ratings. Under the terms of the credit facility, Ceridian's consolidated debt must not exceed its stockholders' equity as of the end of any fiscal quarter, and the ratio of Ceridian's EBIT to interest expense on a rolling four quarter basis must be at least 2.75 to 1. The credit facility also limits liens, subsidiary debt, contingent obligations, operating leases, minority equity investments and divestitures. At December 31, 2000, Ceridian was in compliance with all covenants contained in the credit facility.

    During first quarter 1998 and in connection with the purchases of two payroll services businesses in Canada, Ceridian entered into two revolving credit arrangements which expire on July 31, 2002 with Canadian banks through a Canadian subsidiary. The initial borrowings amounted to $70.4 in the aggregate, had average interest rates in 2000 and 1999 of 6.14% and 5.52% per annum and aggregate outstanding balances at December 31, 2000 and 1999 of $19.1 and $38.7, respectively. No additional advances have been drawn against the Canadian credit arrangements since the initial borrowings.

    In connection with the spin-off in 2001, Ceridian entered into a new five-year, $350.0 revolving credit facility with a $50.0 letter of credit sub-facility in January 2001. Proceeds from drawing on the new facility are expected to be applied, along with internally generated cash and proceeds from Arbitron's new credit facility and issuance of senior notes, to the extinguishment of Ceridian's senior notes and any amount outstanding under the 1997 domestic revolving credit facility. Further information on the spin-off appears in under the heading "Discontinued Operations" in Note C.

---------------------------------------------------------------------------------------------
                                                                         December 31,
                                                                -----------------------------
DEBT OBLIGATIONS                                                       2000         1999
---------------------------------------------------------------------------------------------
Revolving credit agreements and overdrafts                       $     69.1   $    163.7
Senior notes, net of discount                                         430.0        446.1
Other long-term debt obligations                                        1.5          1.5
                                                                -----------------------------
Total debt obligations                                                500.6        611.3
  Less short-term debt and current portions of long-term debt           0.3          0.2
                                                                -----------------------------
Long-term obligations, less current portions                     $    500.3   $    611.1
                                                                =============================

---------------------------------------------------------------------------------------------



                   From Page 38 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03





J.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS
In 1995, Comdata extended its contract arrangements with IBM Global Services for substantially all data processing functions for a term of ten years. Under the terms of the agreement as amended, the minimum monthly fee was $1.6 in 1998 and $1.8 in 1999 and 2000. The expenses incurred under these contract arrangements were $26.8 in 2000, $23.1 in 1999 and $20.8 in 1998. Comdata has given notice in 2001 of its intent to cancel this contract. Such cancellation will require payment of a termination fee of $6.6.

INTEREST RATE COLLARS
During 2000, Ceridian maintained in effect interest rate collars for the purpose of hedging interest rate risk on invested customer deposits held in its U.S. tax filing and Canadian payroll trusts. The counterparties to these arrangements are commercial banks with debt ratings of A or better. Neither the collar arrangements nor the related trust investments and offsetting liability to customers are reflected in Ceridian's balance sheets. These arrangements, which do not require collateral, require the banks to pay Ceridian the amount by which a certain index of short-term interest rates falls below a specified floor strike level. Alternatively, when that index exceeds a specified cap strike level, Ceridian is required to pay out the excess above the cap strike level.

    At December 31, 2000, Ceridian had twelve collar transactions in effect with an aggregate notional amount of $933.4, remaining terms of 2 to 41 months, floor strike levels ranging from 4.75% to 6.0% (averaging 5.20%) and cap strike levels ranging from 5.6% to 8.18% (averaging 6.67%). The risk of accounting loss through non-performance by the counterparties under any of these arrangements is considered negligible.

LEASING
Ceridian conducts a substantial portion of its operations in leased facilities. Most of these leases contain renewal options and require payments for taxes, insurance and maintenance. Ceridian remains secondarily liable for future rental obligations related to assigned leases totaling $3.7 at December 31, 2000. Ceridian does not anticipate any material non-performance by the assignees of these leases.

    Virtually all leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include assigned leases or obligations recorded as liabilities.

    In November 2000, Ceridian sold and leased back under an operating lease real property constituting its newly constructed headquarters facility. Under the terms of the lease, annual rental costs will be $4.2 over a 20-year period.

    The amounts of rental expense and sublease income for each of the three years ended December 31, 2000 appear in the Rental Expense table.

------------------------------------------
RENTAL EXPENSE       2000     1999   1998
------------------------------------------

Rental expense      $39.8    $35.9  $31.6
Sublease rental
  income             (0.3)    (1.8)  (2.2)

------------------------------------------
Net rental expense  $39.5    $34.1  $29.4
                    =====    =====  =====
------------------------------------------


    Future minimum noncancelable lease payments on operating leases existing at December 31, 2000, and which have an initial term of more than one year, are described in the Future Minimum Lease Payments table.

------------------------------------
FUTURE MINIMUM LEASE PAYMENTS
------------------------------------
2001                       $40.6
2002                        38.6
2003                        35.0
2004                        28.8
2005                        23.9
Thereafter                 118.0
------------------------------------



                   From Page 39 of the Ceridian Annual Report

(Dollars in millions, except per share data)                       EXHIBIT 13.03





K.  LEGAL MATTERS

Ceridian and its subsidiaries are involved in a number of judicial and administrative proceedings considered normal in the nature of their current and past operations, including employment-related disputes, contract disputes, government proceedings, customer disputes, and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on the part of Ceridian.

    Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, Ceridian is not always able to estimate the amount of its possible future liabilities. There can be no certainty that Ceridian may not ultimately incur charges in excess of presently or future established accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is the opinion of management that the final disposition of these proceedings will not, considering the merits of the claims and available reserves, have a material adverse effect on Ceridian's financial position or results of operations.

FLYING J AND NCR
Flying J, Inc., which operates a chain of truck stops, and its affiliated entities, TCH, LLC, CFJ Properties, Inc., TFJ and TON Services, Inc., filed a complaint in the United States District Court for the Northern District of Utah against Comdata Network, Inc., a wholly-owned subsidiary of Ceridian, alleging violations of federal and state antitrust laws and asserting state law claims of interference with contractual relations and unfair competition. The complaint, which was originally filed on July 11, 1996, has subsequently been amended four times. In addition, NCR Corporation has intervened in this lawsuit as an additional plaintiff, filing a complaint on September 10, 1999, alleging claims similar to those asserted by the original plaintiffs (which this document refers to as the "Flying J plaintiffs"). This lawsuit is presently set for a jury trial beginning in June 2001. Flying J's motion to add Ceridian as a defendant was denied three times. On November 15, 2000, Flying J served and filed a complaint based on a similar allegation against Ceridian in the same court accompanied by a motion to stay following Ceridian's answer. Ceridian has answered and will file dispositive motions.

    The Flying J plaintiffs allege that Comdata unlawfully interfered with their efforts to market a point-of-sale device called "ROSS," a kiosk device called "Roadlinks," and a fuel card called the "TCH" card. Specifically, the Flying J plaintiffs allege that Comdata has unlawfully refused to accept the TCH card on Comdata's Trendar point-of-sale system. Flying J also alleges that Comdata unlawfully caused TIC Financial Systems, Inc., a payment card company acquired by Comdata, to cease doing business with Flying J and that Comdata acquired the assets of NTS, Inc., a card company, in order to harm Flying J. Flying J alleges further that Comdata unlawfully terminated the acceptance of Comdata's Comchek card at Flying J locations in response to Flying J's marketing efforts, which allegedly resulted in lost fuel sales at Flying J branded locations. NCR alleges that it would have been the designated third-party support representative for ROSS and, as a result, has allegedly suffered lost profits arising from lost hardware sales, support fees, and installation revenue because it has not participated in any successful sales or support effort for ROSS outside the Flying J network to date.

    The plaintiffs in this lawsuit seek compensatory and punitive damages and injunctive relief requiring Comdata to allow Comchek and FDIS (a data capture and reporting feature presently only processed through the Trendar point-of-sale system) transactions to be processed on ROSS and requiring Comdata to allow TCH transactions to be processed on the Trendar point-of-sale system. In addition, with respect to antitrust claims, the plaintiffs are seeking to be awarded three times their claimed actual damages. Comdata believes that the amount of actual damages that will be claimed by the plaintiffs will be in the range of $200 to $300 million prior to trebling. Comdata believes the plaintiffs' claims are without merit and that the damage claims are grossly inflated, unsupported by the evidence and highly speculative. Comdata is contesting each of the claims asserted by the plaintiffs, and intends to continue to defend this matter vigorously.


                   From Page 40 of the Ceridian Annual Report