Form 10-K405, Exhibit 13
period 2000-12-31
CERIDIAN CORP /DE/
filed 2001-04-02
CIK 1124887

(Dollars in millions, except per share data)                      EXHIBIT 13.04




SUPPLEMENTARY QUARTERLY DATA (Unaudited)
-------------------------------------------------------------------------------------------------------------------------------
                                                          2000                                          1999
-------------------------------------------------------------------------------------------------------------------------------
                                          4TH         3RD         2ND        1ST        4th        3rd        2nd        1st
                                        QUARTER     QUARTER     QUARTER    QUARTER    Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------------
Revenue                                  $ 303.7     $ 279.3    $ 283.1    $ 309.6    $ 304.5    $ 283.0    $ 267.7    $ 271.8
Costs and Expenses
  Cost of revenue                          134.2       135.4      141.1      148.3      153.6      140.5      131.7      127.3
  Selling, general and
     administrative                         91.4        84.3       88.3       95.3       88.0       82.7       81.7       79.7
  Research and development                  16.7        15.8       15.2       15.1       15.3       14.2       15.4       15.7
  Other expense (income) (1)                (0.5)        0.8        0.3       31.1       (2.6)      (1.6)      (0.3)       0.1
                                      ----------------------------------------------------------------------------------------
     Total costs and expenses              241.8       236.3      244.9      289.8      254.3      235.8      228.5      222.8
------------------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE
   INTEREST AND TAXES                       61.9        43.0       38.2       19.8       50.2       47.2       39.2       49.0
Interest income                              1.9         1.0        0.8        1.0        1.1        1.6        2.0        1.7
Interest expense                            (9.9)      (10.4)      (9.6)      (9.9)     (10.1)     (10.5)      (3.2)      (0.9)
------------------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                53.9        33.6       29.4       10.9       41.2       38.3       38.0       49.8
Income tax provision                        19.6        13.3       11.0        4.4       15.8       15.2       14.0       17.9
------------------------------------------------------------------------------------------------------------------------------
EARNINGS FROM
   CONTINUING OPERATIONS                    34.3        20.3       18.4        6.5       25.4       23.1       24.0       31.9
Discontinued operations (2)                (17.7)       15.2        8.8       14.4        7.8       13.1        8.1       11.9
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS                              $ 16.6      $ 35.5     $ 27.2     $ 20.9     $ 33.2     $ 36.2     $ 32.1     $ 43.8
                                          =======     =======    =======    =======    =======    =======    =======    ======
------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE (3)
   BASIC
    Continuing operations                 $ 0.24      $ 0.14     $ 0.13     $ 0.04     $ 0.18     $ 0.16     $ 0.17     $ 0.22
    Net earnings                          $ 0.11      $ 0.24     $ 0.19     $ 0.14     $ 0.23     $ 0.25     $ 0.22     $ 0.30
   DILUTED
    Continuing operations                 $ 0.23      $ 0.14     $ 0.13     $ 0.04     $ 0.17     $ 0.16     $ 0.16     $ 0.21
    Net earnings                          $ 0.11      $ 0.24     $ 0.19     $ 0.14     $ 0.23     $ 0.25     $ 0.22     $ 0.29
SHARES USED IN CALCULATIONS
(IN THOUSANDS)
    Weighted average shares (basic)      145,699     145,380    145,051    144,787    144,676    144,743    144,590    144,086
     Dilutive securities                   1,763       2,150      1,704        738      1,082      2,673      4,265      5,025
    Weighted average
         shares (diluted)                147,462     147,530    146,755    145,525    145,758    147,416    148,855    149,111
------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK-PER SHARE
Market price ranges (4)
   High                                    29.19       29.00      26.44      23.06      24.00      33.25      38.06      40.50
   Low                                     19.81       21.31      18.13      14.75      16.63      24.75      30.44      33.25
No cash dividends have been declared on common stock during the periods presented.
------------------------------------------------------------------------------------------------------------------------------


(1) Includes first quarter 2000 unusual losses of $30.5 as described in Note C to the consolidated financial statements.

(2) For information on discontinued operations, see Note C to the consolidated financial statements.

(3) For information on the calculation of earnings per share, see Note A to the consolidated financial statements.

(4)  From the New York Stock Exchange - Composite Transactions Listing.